EXHIBIT 2.1
EXECUTION COPY
AGREEMENT AND PLAN OF MERGER
DATED AS OF JANUARY 3, 2008
AMONG
NORTH POINTE HOLDINGS CORPORATION,
NOBLE ACQUISITION CORPORATION
AND
QBE HOLDINGS, INC.

COMPANY DISCLOSURE SCHEDULES

Section	Description
Section 3.4	Consent Needed
Section 3.6(b)	Company Subsidiaries
Section 3.8	SEC Filings
Section 3.10	Company SAP Statements
Section 3.12	Certain Changes
Section 3.13(b)	Nonadmitted Assets
Section 3.15	Insurance Matters
Section 3.16	Title to Property
Section 3.18	Tax Returns
Section 3.19(a)	Benefit Plans
Section 3.19(b)	Outstanding Loans to Employees
Section 3.19(j)	Severance
Section 3.19(k)	Change of Control Severance Payments
Section 3.19(m)	Non-Employee Receiving Benefits
Section 3.19(o)	Changes to Benefit Plans
Section 3.19(p)	ERISA Plans
Section 3.22(b)	Registered Intellectual Property
Section 3.22(c)	Intellectual Property Notice
Section 3.27	Acquisition of Capital City
Section 5.1	Conduct of Business
Section 6.9(b)	D&O Insurance
Section 6.9(d)	Indemnification Agreements
Section 6.18	Investment to be Divested
Section 9.12	Knowledge Individuals
PARENT DISCLOSURE SCHEDULES

Section	Description
Section 9.12	Knowledge Individuals
Exhibits

Exhibit 1.4	Articles of Incorporation
Exhibit 1.9	Certificate of Merger

This AGREEMENT AND PLAN OF MERGER, dated as of January 3, 2008 (this “Agreement”), is among QBE Holdings, Inc., a Delaware corporation (“Parent”), Noble Acquisition Corporation, a Michigan corporation and a direct, wholly-owned subsidiary of Parent (“Merger Sub”), and North Pointe Holdings Corporation, a Michigan corporation (the “Company”).
RECITALS
WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and the shareholders of the Company, and declared it advisable, to enter into this Agreement providing for the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Michigan Business Corporation Act (the “MBCA”), upon the terms and subject to the conditions set forth herein, (ii) adopted this Agreement (including the attached plan of merger) and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the MBCA, upon the terms and subject to the conditions set forth herein, and (iii) resolved to recommend approval of this Agreement by the shareholders of the Company;
WHEREAS, the Board of Directors of Parent has (i) determined that it is in the best interests of Parent and declared it advisable to enter into this Agreement providing for the Merger in accordance with the MBCA, upon the terms and subject to the conditions set forth herein and (ii)  adopted this Agreement (including the attached plan of merger) and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the MBCA, upon the terms and subject to the conditions set forth herein; and
WHEREAS, the Board of Directors of Merger Sub has (i) determined that it is in the best interests of Merger Sub and declared it advisable to enter into this Agreement providing for the Merger in accordance with the MBCA, upon the terms and subject to the conditions set forth herein, (ii)  adopted this Agreement (including the attached plan of merger) and approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, in accordance with the MBCA, upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
THE MERGER; CERTAIN RELATED MATTERS
Section 1.1 The Merger.
Upon the terms and subject to the satisfaction or waiver (subject to applicable Law) of the conditions of this Agreement (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions) and in accordance with the MBCA, at the Effective Time, Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease and the Company will continue under the name “North Pointe Holdings Corporation” as the surviving corporation of the Merger under the MBCA (the “Surviving Corporation”).
Section 1.2 Closing; Effective Time.
Subject to the provisions of ARTICLE VII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., Eastern time, as soon as practicable, but in no event later than the third Business Day after the satisfaction or waiver (subject to applicable Law) of the conditions set forth in ARTICLE VII (excluding conditions that, by their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), at the offices of Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, 660 Woodward Avenue, Detroit, Michigan 48226. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”. Prior to the Closing, Parent shall prepare in consultation with the Company, and on the Closing Date the parties shall cause the Merger to be consummated by filing, a certificate of merger (the “Certificate of Merger”) with the Michigan Department of Labor and Economic Growth, in such form as required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth, or such later date and time as is specified in the Certificate of Merger and as is agreed to by the parties hereto, being the “Effective Time”) and the parties hereto shall make all other filings or recordings required under the MBCA in connection with the Merger.
Section 1.3 Effects of the Merger.
The Merger shall have the effects set forth in the applicable provisions of the MBCA, including Section 724(1) of the MBCA. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
Section 1.4 Articles of Incorporation; Bylaws.
At the Effective Time, (a) the Articles of Incorporation of the Surviving Corporation shall by virtue of the Merger be restated to read in its entirety as the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall be North Pointe Holdings Corporation, until amended or restated in accordance with the MBCA (the form of the restatement of the Surviving Corporation’s Articles of Incorporation is attached to this Agreement as Exhibit 1.4) and (b) the bylaws of the Surviving Corporation shall by virtue of the Merger be amended and restated so as to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except the references to Merger Sub’s name shall be replaced by references to North Pointe Holdings Corporation, until amended or restated in accordance with the MBCA; provided that the advancement of expenses, exculpation and indemnification provisions contained in the Constituent Documents of the Surviving Corporation in effect from and after the Effective Time, until the sixth (6th) year anniversary of the Effective Time, shall not (i) be any less favorable in any respect than those contained in the Company’s Constituent Documents as of the date hereof and (ii) contain any provision inconsistent with the provisions of Section 6.9(a).
Section 1.5 Directors and Officers of Surviving Corporation.
The directors of Merger Sub and the officers of the Company (other than those who Merger Sub determines shall not remain as officers of the Surviving Corporation), in each case, as of the Effective Time, shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation.
Section 1.6 Effect on Capital Stock.
At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be automatically converted into and become one (1) fully paid and nonassessable share of common stock of the Surviving Corporation.
(b) Each share of common stock, no par value per share, of the Company (such shares, collectively, the “Company Common Stock,” and each, a “Share”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c) shall be automatically converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax specified in Section 2.2) equal to $16.00 in cash, without interest (the “Merger Consideration”). At the Effective Time, all such Shares shall no longer remain outstanding and shall automatically be canceled and shall be retired and cease to exist, and each holder of a certificate theretofore representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the sole right to receive Merger Consideration upon surrender of such certificates in accordance with Section 2.1(b), without interest.
(c) Each Share held in the treasury of the Company, or otherwise owned by Parent or Merger Sub, or owned by any direct or indirect Subsidiary of such Persons, in each case immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled without any conversion thereof and shall be retired and cease to exist and no consideration shall be paid with respect thereto.
Section 1.7 Treatment of Options and Other Stock Based Awards.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of the Options, each Option, whether vested or unvested, that is outstanding immediately prior to the Effective Time will be cancelled and extinguished and automatically converted into solely the right to receive from the Surviving Corporation an amount in cash, subject to any applicable withholding Tax, equal to the product of (x) the excess, if any, of the Merger Consideration over the exercise price per Share of such

Option and (y) the total number of Shares subject to such Option. In the event the exercise price of any Option is equal to or greater than the Merger Consideration, such Option shall be cancelled without payment therefor and shall have no further force or effect.
(b) Immediately prior to the Effective Time, each award of restricted or deferred Shares (the “Restricted Shares”) shall vest in full and be automatically converted into solely the right to receive the Merger Consideration as provided in Section 1.6(b), subject to any applicable withholding Tax.
(c) Prior to the Effective Time, the Company will cause to be effected any necessary amendments to the Company Stock Plans and any other resolutions, consents, notices or actions, in such form reasonably acceptable to Parent, as may reasonably be required to effectuate the actions contemplated by this Section 1.7 and without any further compensation except as provided in this Agreement.
Section 1.8 Adjustment of Merger Consideration.
If, between the date of this Agreement and the Effective Time, the issued and outstanding Shares shall have been changed into a different number of shares or a different class by reason of any stock split, reverse stock split, stock dividend, reclassification, redenomination, recapitalization, split-up, combination, exchange of shares or other similar transaction, the Merger Consideration shall be appropriately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Agreement prior to such action and as so adjusted shall, from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this sentence.
Section 1.9 Plan of Merger.
The plan of merger contemplated by Section 701(2) of the MBCA is attached as Exhibit 1.9. The plan of merger at Exhibit 1.9 is hereby incorporated by reference herein and all references to this “Agreement” shall be deemed to include the plan of merger.
ARTICLE II
PAYMENT AND EXCHANGE OF CERTIFICATES; WITHHOLDING
Section 2.1 Payment and Exchange of Certificates.
(a) Following the date of this Agreement and in any event not less than three (3) Business Days prior to the mailing of the Proxy Statement to the shareholders of the Company, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the “Paying Agent”). Prior to the Closing Date, Parent shall deposit in trust with the Paying Agent the aggregate consideration to which shareholders become entitled pursuant to ARTICLE I. Until used for that purpose, the funds shall be invested by the Paying Agent, as directed by Parent on a daily basis; provided that no investment income or loss thereon shall affect the amount payable to the shareholders of the Company pursuant to this ARTICLE II.

(b) Promptly and in any event no later than five (5) Business Days after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each Person who was a record holder of Company Common Stock immediately prior to the Effective Time, whose shares were converted pursuant to ARTICLE I into the right to receive the Merger Consideration, (i) a form of letter of transmittal for use in effecting the surrender of stock certificates which immediately prior to the Effective Time represented Company Common Stock (each, a “Certificate”) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) in order to receive payment of the Merger Consideration (which, for certificated Shares, shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon actual delivery of the Certificates to the Paying Agent (or effective affidavits of loss in lieu thereof)), and shall otherwise be in such form and have such other provisions as Parent and Company may reasonably agree and (ii) instructions for effecting the surrender of the Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate (or effective affidavits of loss in lieu thereof) or Book-Entry Shares, together with a properly completed and executed letter of transmittal and any other documents as may be reasonably required by such instructions, the Paying Agent shall promptly pay to the holder of the Shares, the Merger Consideration with regard to each Share represented by such Certificate, affidavit or Book-Entry Share, less any required Tax withholdings in accordance with Section 2.2, and such Certificate or Book-Entry Share shall be canceled. No interest shall be paid or accrued on the Merger Consideration payable upon the surrender of Certificates or Book-Entry Shares. If payment is to be made to a Person holding a Certificate other than the Person in whose name a surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered must be properly endorsed or otherwise be in proper form for transfer, and the Person who surrenders the Certificate must provide funds for payment of any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the surrendered Certificate or establish to the satisfaction of the Surviving Corporation that all Taxes have been paid or are not applicable. After the Effective Time, a Certificate or Book-Entry Share shall represent for all purposes only the right to receive the Merger Consideration in respect of the Shares represented by such Certificate or Book-Entry Share, without any interest thereon. All cash paid upon surrender of Certificates or Book-Entry Shares in accordance with this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares.
(c) If a Certificate has been lost, stolen or destroyed, the Surviving Corporation will cause the Paying Agent to accept an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed instead of the Certificate; provided, that the Surviving Corporation may require the Person to whom any Merger Consideration is paid, as a condition precedent to the payment thereof, to give the Surviving Corporation a bond in such reasonable amount as it may direct or otherwise indemnify the Surviving Corporation in a manner reasonably satisfactory to the Surviving Corporation against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.
(d) At any time which is more than one (1) year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been deposited with the Paying Agent and have not been disbursed in accordance with this ARTICLE II (including interest and other income received by the Paying Agent in respect of the funds made available to it), and after the funds have been delivered to the Surviving Corporation,

Persons entitled to payment in accordance with this ARTICLE II shall be entitled to look solely to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for payment of the Merger Consideration upon surrender of the Certificates (or effective affidavit of loss in lieu thereof) or Book-Entry Shares held by them, without any interest thereon; provided, that such Persons shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation under applicable Laws. Any portion of the funds deposited with the Paying Agent remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. None of the Surviving Corporation, Parent, Merger Sub, any of their respective Affiliates or the Paying Agent will be liable to any Person entitled to payment under this ARTICLE II for any consideration which is delivered to a public official or Governmental Entity pursuant to any abandoned property, escheat or similar Law.
(e) From and after the Effective Time, the Surviving Corporation shall not record on the stock transfer books of the Company or the Surviving Corporation any transfers of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares are presented for transfer, they shall be canceled and treated as having been surrendered for the Merger Consideration in respect of the Shares represented thereby.
Section 2.2 Withholding Rights.
Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares, Options, other awards granted under the Company Incentive Plans, or any other equity rights in the Company, such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state or local Law or the Laws of any other domestic or foreign jurisdiction. To the extent that amounts are so withheld and paid to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares or Options in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.
Section 2.3 Further Action.
After the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by the Company to Parent on or prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is fairly and reasonably apparent provided that no fact or item set forth in the Company Disclosure Schedule shall be deemed disclosed for purposes of Section 3.9 or Section 3.12 unless such fact or item is set forth in Section 3.9 or Section 3.12 of the Company Disclosure Schedule, respectively), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:
Section 3.1 Corporate Existence and Power.
The Company is a corporation duly incorporated and validly existing under the laws of the State of Michigan. The Company and the Company Subsidiaries have all corporate, limited liability company, partnership, trust or other similar powers and all governmental licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals required to carry on their business as now conducted (the “Company Permits”), except for those powers, licenses, authorizations, permits, consents, franchises, variances, exemptions, orders and approvals the absence of which has not had and would not in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company and the Company Subsidiaries are in compliance with the terms of the Company Permits, except where the failure to be in such compliance has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except for those jurisdictions where failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.2 Corporate Authorization.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (except that consummation of the Merger is subject to adoption and approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock voting together as a single class (the “Requisite Shareholder Vote”)).

(b) The Board of Directors of the Company at a meeting duly held on or prior to the date hereof unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, (iii) resolved, except as expressly provided for in Section 6.3, to recommend that the shareholders of the Company approve this Agreement, (the “Board Recommendation”), (iv) directed that such matter be submitted for consideration of the shareholders of the Company at the Company Shareholders Meeting, and (v) took all necessary steps so that the provisions of Chapters 7A and 7B of the MBCA (collectively, “Takeover Laws”) do not apply to the execution and delivery of this Agreement or any of the transactions contemplated hereby, including (a) that the Board of Directors of the Company has duly adopted resolutions irrevocably exempting all business combinations between the Company and any Company Subsidiaries with Parent and any of its existing or future Affiliates (including Merger Sub) from the requirements of Chapter 7A (including section 780) of the MBCA; and (b) that the bylaws of the Company were duly amended to provide that Chapter 7B of the MBCA does not apply to control share acquisitions of shares of the Company.
(c) This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). The approval of this Agreement by the Requisite Shareholder Vote is the only vote of the holders of any class or series of capital stock of the Company or of any other obligation of the Company necessary to approve this Agreement or approve the transactions contemplated by this Agreement.
Section 3.3 Governmental Authorization.
The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement and consummation by the Company of the transactions contemplated hereby will not, require any consent or approval by, or filing with, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) compliance with any applicable requirements of the Nasdaq, (v) approvals or filings under all applicable statutes, regulations and rules regulating the business of insurance, whether domestic or foreign, and all applicable orders and decrees of Governmental Entities regulating the business of insurance (collectively, “Insurance Laws”) (collectively, the “Company Approvals”), and (vi) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.4 Non-Contravention.
The execution and delivery by the Company of this Agreement do not, and the performance by the Company of this Agreement and consummation of the transactions contemplated hereby will not, (i) violate or conflict with or result in any breach of any provision of the articles of incorporation or bylaws of the Company or any other Constituent Documents of the Company or any Company Subsidiary, (ii) assuming compliance with the matters referred to in Section 3.3, violate or conflict with or result in any breach of any provision of any applicable Law, Order or Company Permit, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any Company Subsidiary is entitled under, any Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any Company Subsidiary, except for such violations, conflicts and breaches referred to in clause (ii) and for such failures to obtain any such consent or other action, defaults, terminations, cancellations, accelerations, changes or losses referred to in clause (iii) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.
Section 3.5 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 50,000,000 shares of Company Common Stock and (ii) 5,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date of this Agreement, (i) 8,919,329 shares of Company Common Stock were issued and outstanding; and (ii) no shares of Company Preferred Stock were issued and outstanding. As of the date of this Agreement, Options to purchase an aggregate of 712,500 shares of Company Common Stock were issued and outstanding. No other equity awards are outstanding under the Company Incentive Plans. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any Company Incentive Plan will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares that have not yet been issued, will be) fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar rights, purchase option, call, or right of first refusal or similar rights. No Company Subsidiary or controlled Affiliate of a Company Subsidiary owns any shares of Company Common Stock.
(b) Except as set forth in this Section 3.5, there are no outstanding (i) shares of capital stock or voting securities of the Company or any other equity rights in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities or other ownership interests of the Company, or (iii) options or other rights to acquire from the Company, or other obligation of the Company to issue or pay cash valued by reference to, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities or other ownership interests of the Company (the items in clauses (i), (ii), and (iii) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Securities.

(c) The Company does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(d) There are no contractual obligations for the Company or any Company Subsidiary to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or any Company Subsidiary under the Securities Act.
(e) Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to the voting of any shares of capital stock or other voting securities or other equity interests in the Company or any Company Subsidiaries.
Section 3.6 Subsidiaries.
(a) Each Company Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each such Company Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is required, except where failure to be so qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All Significant Subsidiaries (as defined in Regulation S-X under the Exchange Act) of the Company and their respective jurisdictions of formation are identified as such in the Company SEC Documents.
(b) Section 3.6(b) of the Company Disclosure Schedule sets forth a list of all Company Subsidiaries and their respective jurisdictions of formation, the number and type of outstanding capital stock or other voting securities or ownership interests of each such Subsidiary and a list of the holders thereof. All of the outstanding capital stock of, or other voting securities or ownership interests in, each Company Subsidiary, is owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests). There are no outstanding (i) securities of the Company or any Company Subsidiary convertible into or exchangeable for shares of capital stock or other voting securities or ownership interests in any Company Subsidiary or (ii) options or other rights to acquire from the Company or any Company Subsidiary, or other obligation of the Company or any Company Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities convertible into or exchangeable for any capital stock or other voting securities or ownership interests in, any Company Subsidiary (the items in clauses (i) and (ii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities. Except for the Company Subsidiaries as set forth in Section 3.6(b) of the Company Disclosure Schedule, and capital stock and ownership interests owned as part of the Company’s investment portfolio in accordance with the Company’s investment guidelines in effect on the date hereof, the Company does not own, directly or indirectly, any capital stock or other ownership in any corporation, partnership, joint venture, limited liability company or other entity. There are no outstanding contractual obligations of the Company or any Company Subsidiary to make any loan to or any equity or other investment (in the form of a capital contribution or otherwise) in any third party in an amount in the aggregate in excess of $100,00 per third party, except for investments in the Company’s or any Company Subsidiary’s investment portfolio in the ordinary course of business.
Section 3.7 Subsidiaries and Insurance Matters.
The Company conducts all of its insurance operations through the Company Subsidiaries. Each of the Company Subsidiaries is, where required under applicable Insurance Law, (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other jurisdiction where it is required to be so authorized to write each line of business reported as being written in its most recent Company SAP Statement, except, in each case, where the failure to be so licensed or authorized has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. All of the Company Permits of Company Subsidiaries conducting insurance operations are in full force and effect in accordance with their terms and there is no proceeding or investigation to which the Company or any Company Subsidiary is subject before a Governmental Entity that is pending or, to the Knowledge of the Company, threatened relating to the revocation, failure to renew, limitation, suspension or restriction of any such Company Permits, except where the failures to be in full force and effect in accordance with their terms, revocations, failures to renew, limitations, suspensions or restrictions have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.8 SEC Filings, etc.
(a) The Company has filed or furnished all required forms, reports, statements, schedules, registration statements and other documents required to be filed or furnished by it with the SEC since September 23, 2005 (the documents referred to in this Section 3.8(a) collectively with any other forms, reports, statements, exhibits, schedules, registration statements or other documents filed with or furnished to the SEC subsequent to the date hereof, the “Company SEC Documents”). No Company Subsidiary is required to file any form, report, statement, schedule, registration statement or other document with the SEC.
(b) As of its filing date, each Company SEC Document complied, and each such Company SEC Document filed subsequent to the date hereof will comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be. As of the date hereof, the Company does not intend to file any amendments to any of its previously filed Company SEC Documents.
(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the Exchange Act did not, and each such Company SEC Document filed subsequent to the date hereof on the date of its filing will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments from the SEC staff with respect to any of the Company SEC Documents.
(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.
(e) The Company is in compliance in all material respects with the applicable provisions of SOX. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of SOX or Rules 13a-14 or 15d-14 under the Exchange Act and the statements contained in all such certifications were as of their respective dates made, and are, complete and correct. Except for (i) requests to extend the duration of confidential treatment of redacted portions of exhibits filed with the SEC, (ii) correspondence relating to SEC reviews and comments as to which no comments remain outstanding, and (iii) as are available in EDGAR, the Company has provided to Parent copies of all correspondence sent to or received from the SEC by or on behalf of the Company and its Subsidiaries since January 21, 2005. There are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Company SEC Documents.
(f) The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP (and/or SAP) and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Since September 23, 2005, the Company has not received any oral or written notification of a (x) “significant deficiency” or (y) “material weakness” in its internal controls. The terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in the PCAOB Auditing Standard No. 5, as in effect on the date hereof.
(g) The management of the Company has, (x) designed and maintained disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and maintained under their supervision, to ensure that information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the individuals responsible for the preparation of the Company SEC Documents, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure and to make the certifications required under Section 302 of SOX; and (y) disclosed, based on its most recent evaluation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act), to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has disclosed to Parent all matters set forth in clauses (A) and (B) above discovered or disclosed since September 23, 2005. Since September 23, 2005, any material change in internal control over financial reporting required to be disclosed in any Company SEC Documents has been so disclosed. To the Knowledge of the Company, there is no reason to believe that the Company, its auditors and its Chief Executive Officer and Chief Financial Officer, as the case may be, will not be able to provide the reports, certifications or attestations required pursuant to the rules and regulations applicable to the Company adopted pursuant to Section 302 or Section 404 of SOX or Items 307 or 308 of Regulation S-K when the Company next files an Annual Report on Form 10-K and a Quarterly Report on Form 10-Q under the Exchange Act, without limitation as to the effectiveness of the Company’s internal control over financial reporting or disclosure controls and procedures.
(h) Since September 23, 2005, (x) neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls relating to periods after September 23, 2005, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing after the date hereof which have been determined by the Audit Committee of the Company’s Board of Directors to have no reasonable basis), and (y) to the Knowledge of the Company, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation, relating to periods after September 23, 2005, by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.
Section 3.9 Financial Statements.
(a) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Company Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements). The consolidated financial statements of the Company (including any notes and schedules thereto) included in the Company SEC Documents complied or will comply as of their respective dates as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing thereof. The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.
(b) Except (i) as set forth, reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its quarterly report on Form 10-Q for the quarter ended September 30, 2007, (ii) for liabilities and obligations incurred since September 30, 2007 in the ordinary course of business consistent with past practice or (iii) for liabilities and obligations incurred in connection with the Merger or any other transaction contemplated by this Agreement, neither the Company nor any of the Company Subsidiaries has any material liabilities or obligations (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company.
Section 3.10 Company SAP Statements.
(a) As used herein, the term “Company SAP Statements” means the statutory statements of each of the Company Subsidiaries conducting insurance operations (referred to herein as “insurance Company Subsidiaries”) as filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation for the year ended December 31, 2006 and the quarterly period ended September 30, 2007 and any such annual and quarterly statutory statements filed with the applicable insurance regulatory authorities in their respective jurisdictions of incorporation subsequent to the date hereof. Each of the insurance Company Subsidiaries has filed or submitted all Company SAP Statements required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled on forms prescribed or permitted by such authority, except for such failures to file that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The Company SAP Statements were, and any Company SAP Statements filed after the date hereof will be, prepared in all material respects in conformity with SAP consistently applied for the periods covered thereby (except as may be indicated in the notes thereto), and the Company SAP Statements present, and any Company SAP Statements filed after the date hereof will present, in all material respects, the statutory financial position of such Company Subsidiaries as at the respective dates thereof and the results of operations of such Company Subsidiaries for the respective periods then ended. No material deficiency has been asserted with respect to any Company SAP Statements filed prior to the date hereof by the applicable insurance Company Subsidiary’s domiciliary state regulator. The annual statutory balance sheets and income statements included in the Company SAP Statements as of the date hereof have been, where required by applicable Insurance Law, audited by an independent accounting firm of recognized national or international reputation.
(b) The Company has delivered to Parent true, correct and complete copies of all actuarial reports prepared by third party consultants since September 23, 2005 that are in the possession of the Company or the Company Subsidiaries, including, but not limited to, the following: (i) “Loss Reserve Analysis for Capital City Insurance Company as of December 31, 2006” by AON dated April 18, 2007, (ii) “Loss and Loss Adjustment Expense Reserves Report for North Pointe Insurance Company, North Pointe Casualty Insurance Company, Home Pointe Insurance Company and Midfield Insurance Company as of December 31, 2006” by Deloitte & Touche dated March 27, 2007, and (iii) “Loss and Loss Adjustment Expense Reserves Report for Capital City Insurance Company as of December 31, 2006” by AMI Risk Consultants dated February 28,

2007 (AON, Deloitte & Touche and AMI Risk Consultants are the “External Actuaries”). As of December 31, 2006, the combined reserves of the Company and the Company Subsidiaries were at least equal to the midpoint of the best estimate range provided by the External Actuaries.
Section 3.11 Proxy Statement.
The Proxy Statement will, at the date mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act, except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied in writing by Parent or Merger Sub or any of their representatives specifically for inclusion therein.
Section 3.12 Absence of Certain Changes.
Except as contemplated by this Agreement, since December 31, 2006, (a) the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practice, (b) there has not been any event, change, circumstance or effect that has had or would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or (c) through the date of this Agreement, neither the Company nor any Company Subsidiary has taken (or agreed to take) any action (or failed to take any action) that, if taken (or failed to be taken) during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), (c), (d), (g), (h), (m), (n) or (o) after taking into account Section 5.1 of the Company Disclosure Schedule.
Section 3.13 Compliance with Laws.
(a) The Company and each Company Subsidiary and their respective businesses have been since September 23, 2005, and are being, conducted in compliance with all applicable Laws, except where the failure to comply has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(b) There is no pending, or to the Knowledge of the Company threatened, proceeding to which the Company or a Company Subsidiary is subject by or before any Governmental Entity regarding whether the Company or any of the Company Subsidiaries has violated, nor is there any pending, or to the Knowledge of the Company, threatened, investigation by any Governmental Entity with respect to possible violations of, any applicable Laws, except for such violations or possible violations that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. The insurance Company Subsidiaries have filed all material reports required to be filed with any insurance regulatory authority, except for such failures to file that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company and all such reports were true and correct in all material respects. There are no written agreements, memoranda of understanding, commitment letters or similar undertakings binding on the Company Subsidiaries to which the Company or any Company Subsidiary is a party, on the one hand, and any Governmental Entity is a party or addressee, on the other hand, or Orders specifically with respect to the Company or any Company Subsidiary, which (A) limit the ability of the Company or any of the Company Subsidiaries to issue insurance policies, (B) require any investments of the Company or any of the Company Subsidiaries to be treated as nonadmitted assets, (C) require any divestiture of any investments of the Company or any of the Company Subsidiaries, (D) in any manner impose any requirements on the Company or any of the Company Subsidiaries in respect of risk-based capital requirements that add to or otherwise modify the risk-based capital requirements imposed under applicable Laws or (E) in any manner relate to the ability of the Company or any of the Company Subsidiaries to pay dividends or otherwise restrict the conduct of business of the Company or any of the Company Subsidiaries in any material respect, except, in each case, as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(c) Other than Company Benefit Plans with respect to which Section 3.19 (and not this Section 3.13(c)) applies, the Company and each of the Company Subsidiaries is in compliance in all material respects with the provisions of ERISA in the operation of each of their respective businesses and there have been no non-exempt “prohibited transactions,” as described in Section 4975 of the Code and Title I, Part 4 of Subtitle B of ERISA, in the operation of their respective businesses. None of the Company nor any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA, with respect to any employee benefit plan other than the Company Benefit Plans.
Section 3.14 Litigation.
There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the Knowledge of the Company, threatened against, the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, pending or threatened against (a) any present or former officer, director or employee of the Company or any of the Company Subsidiaries or (b) any other Person in connection with which the Company or any Company Subsidiary has an indemnification obligation, by or before any Governmental Entity (other than consumer complaints and demands, and insurance claims litigation arising in the ordinary course of business consistent with past practice). No Order is outstanding against the Company or any Company Subsidiary or to the Knowledge of the Company, any past or present officer, director or employee.
Section 3.15 Insurance Matters.
(a) As of the date of this Agreement, to the Knowledge of the Company, all reinsurance treaties or agreements to which the Company or any Company Subsidiary is a party or under which the Company or any Company Subsidiary has any existing rights, obligations or liabilities (the “Company Reinsurance Agreements”) are in full force and effect in all material respects in accordance with their terms. No Company Reinsurance Agreement is in default as to any provision thereof, except as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Since the commencement of the term of any such agreement, through the Business Day immediately prior to the date of this Agreement, where the Company is a cedent, the Company has not received any written notice to the effect that the financial condition of any party to any such agreement is impaired in any material respect with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement.
(b) With respect to any Company Reinsurance Agreement for which the Company or any Company Subsidiary is taking credit on its most recent statutory financial statements or has taken credit on any statutory financial statements from and after January 1, 2007 (i) there has been no separate written or oral agreement between any of the Company or any Company Subsidiary and the assuming reinsurer that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under any such Company Reinsurance Agreement, other than inuring contracts that are explicitly defined in any such Company Reinsurance Agreement, (ii) for each such Company Reinsurance Agreement entered into, renewed, or amended on or after January 1, 2007, for which risk transfer is not reasonably considered to be self-evident, documentation concerning the economic intent of the transaction and the risk transfer analysis evidencing the proper accounting treatment, as required by SSAP No. 62, is available for review by the domiciliary state insurance departments for each of the Company and the Company Subsidiaries, (iii) each of the Company and the Company Subsidiaries complies and has complied from and after January 1, 2007 in all material respects with all of the requirements set forth in SSAP No. 62, and (iv) each of the Company and the Company Subsidiaries has and has had from and after January 1, 2007 appropriate controls in place to monitor the use of reinsurance and comply with to the provisions of SSAP No. 62.
(c) The reserves carried on the Company SAP Statements of each insurance Company Subsidiary were, as of the respective dates of such Company SAP Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such insurance Company Subsidiary, were determined in all material respects in accordance with generally accepted actuarial principles in effect at such time, consistently applied, and were computed on the basis of methodologies consistent in all material respects with those used in prior periods, except as otherwise noted in the Company SAP Statements.
(d) Except for regular periodic assessments in the ordinary course of business consistent with past practice or assessments based on developments which are publicly known within the insurance industry, no material claim or material assessment is pending or, to the Knowledge of the Company, threatened against any Company Subsidiary which is unique to such Company Subsidiary by any state insurance guaranty association in connection with such association’s fund relating to insolvent insurers.
Section 3.16 Title to Properties; Absence of Liens.
Except as has not and would not constitute, individually or in the aggregate, a Material Adverse Effect on the Company, the Company or a Company Subsidiary: (i) has good and marketable title to all of its owned real property (the “Owned Real Property”) and all tangible personal property reflected in the latest balance sheet included in the Company SEC Documents (the “latest balance sheet”) as being owned by the Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), in each case free and clear of all Liens, except Permitted Liens; and (ii) is the lessee of all leasehold estates reflected in the latest balance sheet or acquired after the date thereof (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business consistent with past practice) (“Leased Real Property”) and is in possession of the properties purported to be leased thereunder, and has a valid or enforceable right to use all tangible personal property leased or licensed to it and each such lease or license (whether for Leased Real Property or personal property) is valid without material default thereunder by the lessee or, to the Company’s Knowledge, the lessor.
Section 3.17 Opinion of Financial Advisor.
The Board of Directors of the Company have received a written opinion from the Company Financial Advisor dated as of the date of this Agreement and addressed to the Board of Directors of the Company to the effect that, as of the date hereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of Shares is fair, from a financial point of view, to such holders. The Company has been authorized by the Company Financial Advisor to include such opinion in its entirety in the Proxy Statement.
Section 3.18 Taxes.
(a) The Company and each Company Subsidiary have timely filed all material Tax Returns required to be filed (determined without regard to extensions) on or before the date hereof. The Company and each Company Subsidiary have paid all material Taxes owed (whether or not shown, or required to be shown, on Tax Returns) on or before the date hereof. Each of the Company and the Company Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. All Tax Returns filed by the Company and the Company Subsidiaries were complete and correct in all material respects, and such Tax Returns correctly reflected in all material respects the facts regarding the income, business, assets, operations, activities, status and other matters of the Company and the Company Subsidiaries and any other information required to be shown thereon. All required estimated Tax payments sufficient to avoid any underpayment penalties have been made by or on behalf of the Company and the Company Subsidiaries. None of the Tax Returns filed by the Company or any Company Subsidiary contain a disclosure statement under Section 6662 of the Code (or any similar provision of state, local or foreign Tax law). There are no liens for Taxes upon any of the Company’s or any Subsidiary’s assets, other than Liens for Taxes not yet due and payable. The Company and the Company Subsidiaries have established in accordance with SAP and GAAP adequate accruals for all Taxes for which payment is not yet due.
(b) None of the Tax Returns filed by the Company or any Company Subsidiary or Taxes payable by the Company or any Company Subsidiary have been the subject of an audit, action, suit, proceeding, claim, examination, deficiency or assessment by any Taxing Authority, and no such audit, action, suit, proceeding, claim, examination, deficiency or assessment is currently pending or, to the Knowledge of the Company, has been threatened by any Taxing Authority.

(c) Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return, and neither the Company nor any Company Subsidiary has waived any statute of limitation with respect to any Tax or agreed to any extension of time with respect to a Tax assessment or deficiency. All material elections with respect to Taxes affecting the Company or any Company Subsidiary, as of the date hereof, are set forth on Section 3.18 of the Company Disclosure Schedule. Neither the Company nor any of its Subsidiaries is subject to, nor has applied within the past three (3) years, for any private letter ruling of the Internal Revenue Service or comparable rulings of any Taxing Authority. Neither the Company nor any of its Subsidiaries nor any other Person on its behalf has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
(d) Neither the Company nor any Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed prior to the Closing Date, (C) intercompany transaction entered into before the Closing Date or excess loss account described in United States Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (D) installment sale or open transaction made on or prior to the Closing Date, or (E) prepaid amount received on or prior to the Closing Date.
(e) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result in the payment of (i) any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Section 280G(b)(4) of the Code or (ii) any amount for which a deduction would be disallowed or deferred under Section 162 or Section 404 of the Code. None of the shares of outstanding capital stock of the Company or any Company Subsidiary is subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code. No portion of the Merger Consideration is subject to the Tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law. No person is entitled to receive an additional payment (including any tax gross up or other payment) from the Company or any Company Subsidiary as a result of the imposition of the excise tax required by Section 4999(a) or Section 409A of the Code.
(f) Neither the Company nor any Company Subsidiary is, or has been, a U.S. real property holding company (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii), of the Code.
(g) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the five (5) years prior to the date of this Agreement or (B) in a distribution which, to the Knowledge of the Company, constitutes part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) Neither the Company nor any Company Subsidiary has net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code, or the federal consolidated return regulations (other than limitations imposed as a result of the transactions contemplated by this Agreement). Neither the Company nor any Company Subsidiary owns, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.
(i) Neither the Company nor any Company Subsidiary is a party to any Tax sharing agreement or similar arrangement with any third party (including, but not limited to, an indemnification agreement or arrangement. Neither the Company nor any Company Subsidiary has ever been a member of a group filing a consolidated federal income Tax Return or a combined, consolidated, unitary or other affiliated group Tax Return for state, local or non-U.S. Tax purposes (other than a group the common parent of which is the Company and other than Capital City), and, to the Knowledge of the Company, neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or a Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or non-U.S. Tax law), or as a transferee or successor, or by contract, or otherwise.
(j) The unpaid Taxes of the Company and its Subsidiaries did not, as of the date hereof exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the Financial Statements dated September 30, 2007, and will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and its Subsidiaries in filing Tax Returns.
(k) Section 3.18 of the Company Disclosure Schedule hereto lists all material Tax Returns filed with respect to any of the Company and its Subsidiaries for taxable periods ended on or after January 1, 2005. The Company has delivered to the Parent correct and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Company and its Subsidiaries since January 1, 2005.
(l) Neither the Company nor any Company Subsidiary has (i) participated or engaged in any transaction, or taken any Tax Return position, described in Treasury Regulation Section 301.6111-2(b)(2) (or any corresponding or similar provision of state, local or non-U.S. Tax law) or (ii) participated or engaged in any “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4 (or any corresponding or similar provision of state, local or non-U.S. Tax law).
Section 3.19 Employee Benefit Plans and Related Matters; ERISA.
(a) Section 3.19(a) of the Company Disclosure Schedule sets forth a complete and correct list of the material Company Benefit Plans (including but not limited to all Company Benefit Plans subject to ERISA). With respect to each Company Benefit Plan, the Company has made available to Parent true and complete copies or materially accurate summaries of each of the Company Benefit Plans that has not been previously filed with the SEC and (i) each writing constituting a part of such Company Benefit Plan, including all amendments thereto, and all related trust documents, insurance contracts, insurance policies or other documents of any funding arrangements (ii) the most recent summary plan description together with the summary or summaries of material modifications thereto, if any, (iii) the most recent annual actuarial valuations, if any, (iv) the most recent Annual Report (Form 5500 Series) and accompanying schedules, if any, (v) all IRS or Department of Labor (“DOL”) determination, opinion, notification and advisory letters (if applicable), (vi) all material correspondence to or from any Governmental Entity received in the last three years relating to compliance issues in respect of any such Company Benefit Plan and (vii) all discrimination tests for the most recent plan year.
(b) Section 3.19(b) of the Company Disclosure Schedule sets forth a list of all Notes evidencing outstanding loans by the Company and any Company Subsidiary to employees or former employees.
(c) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, is so qualified and has received a favorable determination letter from the IRS or may rely on an opinion or advisory letter issued by the IRS, and there are no existing circumstances or any events that could reasonably be expected to adversely affect the qualified status of any such plan. All amendments and actions required to bring each Company Benefit Plan into conformity with the applicable provisions of ERISA, the Code and other applicable Law have been made or taken within the applicable remedial amendment periods. Each Company Benefit Plan has been maintained, administered and operated in all material respects in accordance with its terms and with applicable Law including, but not limited to ERISA and the Code.
(d) Neither the Company nor any Company Subsidiary, nor any of their ERISA Affiliates, contributes to, sponsors or maintain or has in the past sponsored, maintained, contributed to or had any liability in respect of any pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
(e) There are no pending claims by or on behalf of any of the Company Benefit Plans, by any employee or otherwise involving any such plan or the assets of any plan (other than routine claims for benefits). There is no action, suit, investigation, audit or proceeding pending against or involving or, to the Knowledge of the Company, threatened against or involving, any Company Benefit Plan before any Governmental Entity.
(f) No Company Benefit Plan is a “defined benefit plan” (as defined in Section 414 of the Code), a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any Company Subsidiary, nor any of their ERISA Affiliates, has at any time during the last six (6) years contributed to or been obligated to contribute to any such plan.
(g) No event has occurred and no condition exists that would, either directly or by reason of the Company’s or any Company Subsidiary’s affiliation with any of their ERISA Affiliates, subject the Company or any of the Company Subsidiaries to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws, rules and regulations. Neither the Company nor the Company Subsidiaries, nor any of their respective directors, officers, employees or agents, with respect to any Company Benefit Plan, has engaged in or been a party to any non-exempt “prohibited transaction” as such term is defined in Section 4975 of the Code or Section 406 of ERISA, which could reasonably be expected to result in the imposition of a material penalty pursuant to Section 502(i) of ERISA or a material tax imposed by Section 4975 of the Code, in each case applicable to the Company, any Company Subsidiary or any Company Benefit Plan or for which the Company or any Company Subsidiary has any indemnification obligation. There are no pending, threatened or, to the Knowledge of the Company, anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Company Benefit Plans, the assets of any trust under any Company Benefit Plan, the plan sponsor, plan administrator or any fiduciary of any Company Benefit Plan with respect to the administration or operation of such plans. There are no audits, inquiries or proceedings pending or threatened by the IRS, DOL, or other Governmental Entity with respect to any Company Benefit Plan.
(h) All contributions or other amounts payable by the Company or the Company Subsidiaries with respect to each Company Benefit Plan in respect of current or prior plan years have been timely paid or accrued in accordance with GAAP and the terms of the Company Benefit Plans.
(i) No payments required to be made under any Company Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement (either alone or in combination with any another event) requires any action by or in respect of, or filing with any Governmental Entity or would result in any violation of Law.
(j) No employee or former employee of the Company or any Company Subsidiary is or may become entitled to post-employment benefits of any kind by reason of his or her employment, including, death or medical benefits (whether or not insured), other than (i) coverage mandated by Section 4980B of the Code, or (ii) retirement benefits payable under any plan qualified under Section 401(a) of the Code. Each Company Benefit Plan may be amended or terminated after the Closing Date without material cost other than for claims incurred prior to such amendment or termination.
(k) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee, consultant, officer or director of the Company or of any Company Subsidiary to any compensation or benefits, severance pay, unemployment compensation, forgiveness of indebtedness, or any other payment, except with respect to Options as expressly provided in Section 1.7 hereof, (ii) except with respect to Options as expressly provided in Section 1.7 hereof, result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such employee, consultant, officer or director, (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Company Benefit Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Benefit Plan.
(l) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code, and the Treasury regulations and IRS guidance thereunder. No Company Benefit Plan that is subject to Section 409A of the Code has been materially modified (as defined under Section 409A of the Code) since October 3, 2004. No payment pursuant to any Company Benefit Plan or other agreement, policy or arrangement of the Company or any Company Subsidiaries to any “service provider” (as such term is defined in Section 409A of the Code and the regulations and IRS guidance promulgated thereunder), including the grant, vesting or exercise of any stock option, whether pursuant to the consummation of the transactions contemplated by this Agreement or otherwise, would subject any person to tax pursuant to Section 409A(1) of the Code. All Options have been appropriately authorized by the Board of Directors of the Company or an appropriate committee thereof, including approval of the option exercise price or the methodology for determining the exercise price and the substantive option terms, and no Options have been retroactively granted or the exercise price of any Company Stock Option determined retroactively. No Option or equity award granted under any Company Benefit Plan has an exercise price that has been or may be less than the fair market value of the underlying stock or equity units (as the case may be) as of the date such option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option.
(m) Any person providing services to the Company or any of the Company Subsidiaries who has not been classified as an employee is not eligible to participate in any Company Benefit Plan and is not entitled to receive any benefits or other compensation under or pursuant to any Company Benefit Plan in respect of such non-employee service, except as have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(n) No deduction for federal income tax purposes has been nor is any such deduction expected by the Company to be disallowed for remuneration paid by the Company or any Company Subsidiary by reason of Section 162(m) of the Code, including by reason of the transaction contemplated hereby.
(o) Neither the Company nor any Company Subsidiary has any plan, contract or commitment, whether legally binding or not, or has announced (orally or in writing) an intention to create any additional employee benefit or compensation plans, policies or arrangements, or except as may be required by applicable Law or this Agreement, to modify, suspend or terminate any Company Benefit Plan.
(p) Section 3.19(p) of the Company Disclosure Schedule lists each Company Benefit Plan subject to ERISA as to which the Company or any Company Subsidiary is a fiduciary, as defined in Section 3(21) of ERISA.
Section 3.20 Employees, Labor Matters.
Neither the Company nor any Company Subsidiary is a party to or bound by any collective bargaining agreement, and, to the Knowledge of the Company, there are no labor unions or other organizations representing, purporting to represent or attempting to represent any employees of the Company or any Company Subsidiary. Since September 23, 2005, there has not occurred or, to the Knowledge of the Company, been threatened any material strike, slowdown, picketing, work stoppage, concerted refusal to work overtime or other similar labor activity or organizing campaign with respect to any employees of the Company or any Company Subsidiary. There are no labor disputes currently subject to any grievance procedure, arbitration or litigation and there is no representation petition pending or, to the Knowledge of the Company, threatened with respect to any employee of the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries have properly classified all individuals (including agents, independent contractors and leased employees) under applicable Law and have complied in all material respects with all Laws pertaining to the employment or termination of employment of their respective employees and agents, including but not limited to all such Laws relating to wages, hours, commissions, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, prohibited discrimination, immigration control, employee classification, payment and withholding of Taxes, continuation coverage with respect to group health plans or under employment contracts, except such noncompliance as has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
Section 3.21 Environmental Matters.
(a) Except as relates to any insurance product of the Company or any Company Subsidiary, and except as has not had and as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company:
          (i) neither the Company nor any Company Subsidiary has received any written notice, notification, demand, request for information, citation, summons or order, no complaint has been filed, no penalty has been assessed, no action, written claim, suit or proceeding is pending or, to the Knowledge of the Company, is threatened against the Company or any Company Subsidiary, and no investigation of the Company is pending or, to the Knowledge of the Company, threatened in any case by or from any Governmental Entity or other Person relating to or arising out of any Environmental Law;
          (ii) the Company and the Company Subsidiaries are in compliance with all Environmental Laws and all Environmental Permits;
          (iii) other than with respect to policies written in connection with the insurance business, the Company has not incurred any liability arising under any Environmental Law;
          (iv) there has been no report of any environmental investigation, study, audit, test, review or other environmental analysis conducted by or in the possession or control of the Company that pertains to the current or prior business of the Company or any Company Subsidiary (other than with respect to policies written in connection with the insurance business) or any property or facility now or previously owned or leased by the Company or any Company Subsidiary that has not been made available to Parent prior to the date hereof; and
          (v) no Hazardous Substances are located and no Releases of Hazardous Substances have occurred at, on, above or under any properties currently owned, leased or operated or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any Company Subsidiary that have resulted or are likely to result in any cost, liability or obligation of the Company or any Company Subsidiary under any Environmental Law.

(b) For purposes of this Section 3.21, the terms “Company” and “Company Subsidiary” shall include any entity that is, in whole or in part, a predecessor-in-interest of the Company or of any Company Subsidiary.
Section 3.22 Intellectual Property.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and/or each Company Subsidiary owns, or has valid binding licenses or otherwise possesses sufficient rights to use, all Intellectual Property necessary for the business of the Company and the Company Subsidiaries as currently conducted.
(b) Schedule 3.22(b) sets forth all (i) trademark and service mark registrations and applications for registration thereof, (ii) issued patents and pending patent applications, (iii) registered copyrights and applications for registration thereof, and (iv) Internet domain name registrations and applications and reservations therefor, in each case that are owned by or on behalf of the Company or any of the Company Subsidiaries (collectively, the “Registered Intellectual Property”). To the Knowledge of the Company, all such Registered Intellectual Property is valid and subsisting. No action, suit, proceedings, hearing, investigation, charge, complaint, claim, or demand of which the Company or any Company Subsidiary has received written notice is pending before a Governmental Entity or, to the Knowledge of the Company, is threatened in writing that challenges the legality, validity, enforceability, registration, use, or ownership of such Registered Intellectual Property.
(c) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, the Company and the Company Subsidiaries have not and do not, and the conduct of their respective businesses or operations as currently conducted do not, infringe, violate or misappropriate any Intellectual Property of any third party. The Company and the Company Subsidiaries have not received any written notice (including, without limitation, any demand letter or offer to license) from any third party pertaining to or challenging the right of any Company and any Company Subsidiaries to use any Intellectual Property owned or licensed by the Company or any Company Subsidiaries.
(d) To the Knowledge of the Company, no third party is infringing, violating or misappropriating any of the Intellectual Property owned or exclusively licensed by the Company or any Company Subsidiary.
(e) The Company and the Company Subsidiaries have, in connection with any collection of personally identifiable information, complied with all applicable statutes, rules and regulations in all relevant jurisdictions and its publicly available privacy policy (if any), relating to the collection, storage and onward transfer of all personally identifiable information collected by the Company and any Company Subsidiary or by any third party having authorized access to the databases or other records of the Company or any Company Subsidiary.

Section 3.23 Material Contracts.
(a) The Company has delivered or made available to Parent true and complete copies of all material contracts of the Company and each Company Subsidiary that as of the date hereof (collectively, the “Material Contracts”):
          (i) are required to be filed as exhibits to the Company SEC Documents or the Company SAP Statements;
          (ii) contain covenants that limit in any material respect the ability of the Company or any Company Subsidiary (or which, following the consummation of the Merger, would restrict in any material respect the ability of the Surviving Corporation or its Affiliates) to compete in any line of business, except for any such contract that may be canceled without any penalty or other liability to the Company or any Company Subsidiary upon notice of thirty (30) days or less;
          (iii) relate to a joint venture, partnership, limited liability or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture that is material to the business of the Company and the Company Subsidiaries, taken as a whole;
          (iv) involve any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate or foreign currency protection contract;
          (v) relate in any way to (A) indebtedness for borrowed money or (B) conditional sale arrangements, the sale, securitization or servicing of loans or loan portfolios, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such contract are greater than $1,000,000;
          (vi) were entered into after December 31, 2006, involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another Person for aggregate consideration under such contract in excess of $3,000,000 (other than acquisitions or dispositions of assets in the ordinary course of business consistent with past practice);
          (vii) involve any directors, executive officers or 5% shareholders of the Company that cannot be canceled by the Company within thirty (30) days notice without liability, penalty or premium; or
          (viii) are Company Reinsurance Agreements.
(b) Each Material Contract is legal, valid and binding upon the Company or the Company Subsidiary party thereto, and, to the Knowledge of the Company, upon each of the other parties thereto, in each case subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law). Neither the Company nor any Company Subsidiary nor, to the Knowledge of the

Company, any other party, is in breach of or in default under any Material Contract, and, to the Knowledge of the Company, no event has occurred (or after giving effect to the transactions contemplated by this Agreement, will occur) or condition exists that, with the passage of time and/or the giving of notice, would constitute a default thereunder by any party thereto, except for such breaches and defaults that have not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.
(c) Neither the Company nor any Company Subsidiary provides insurance contracts or otherwise provides services for consideration to the United States Government or any agency thereof.
Section 3.24 Brokers and Finders’ Fees.
Except for the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company or any Company Subsidiary in connection with the transactions contemplated by this Agreement.
Section 3.25 Affiliate Transactions.
Except for this Agreement and the Merger, there are no transactions, or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions, or series of related transactions, between the Company or any Company Subsidiary, on the one hand, and the Company’s Affiliates (other than Company Subsidiaries), on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act, other than such transactions described in the Company’s definitive proxy statement in Schedule 14A filed with the SEC on April 30, 2007.
Section 3.26 Producers.
The Company has delivered or made available to Parent the names of all Company Producers that accounted for three (3%) percent or more of the gross written premiums of the Company and the Company Subsidiaries, taken as a whole, during the 12 month period prior to the date hereof. None of the Company or any Company Subsidiary has received any notice or has any reason to believe that any such Company Producer has or will terminate or has or will substantially reduce its business relationship with the Company or any Subsidiary of the Company.
Section 3.27 Acquisition of Capital City.
To the Knowledge of the Company, (i) no representation or warranty made by the sellers of Capital City Holding Company, Inc. and its subsidiaries and affiliates (“Capital City”) as set forth in the Stock Purchase Agreement dated May 11, 2007 (“Capital City Stock Purchase Agreement”) is untrue or incorrect in any material respect and (ii) all covenants and obligations to be performed under the Capital City Stock Purchase Agreement have been performed in all material respects. The Company has made no claim, and, to the Knowledge of Company, has no reasonable basis to make a claim for indemnification under the Capital City Stock Purchase Agreement.

Section 3.28 Other Representations or Warranties.
Except for the representations and warranties contained in this ARTICLE III or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company or any of the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company or any Company Subsidiary or with respect to any other information provided by or on behalf of the Company of any Company Subsidiary.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in the corresponding sections or subsections of the disclosure letter delivered by Parent to the Company on or prior to the execution of this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such disclosure to the applicable representation and warranty is fairly and reasonably apparent), Parent and Merger Sub jointly and severally represent and warrant to the Company as of the date hereof and as of the Closing Date (except to the extent such representation and warranty is made only as of a specific date, in which event such representation and warranty is made as of such specific date) as follows:
Section 4.1 Corporate Existence and Power.
Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
Section 4.2 Corporate Authorization.
Each of Parent and Merger Sub have all necessary company or corporate power and authority to execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary company or corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
Section 4.3 Governmental Authorization.
The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of this Agreement and consummation by Parent and Merger Sub of the transactions contemplated hereby will not, require any consent or approval by, or filing with, any

Governmental Entity, other than (i) the filing of the Certificate of Merger with the Michigan Department of Labor and Economic Growth and appropriate documents with the relevant authorities of other states in which Parent and Merger Sub are qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act, and any other applicable securities laws, (iv) approvals or filings under Insurance Laws (collectively, but excluding any such filings included on Section 4.3 of the Parent Disclosure Schedule that are required to be made following the consummation of the Merger, the “Parent Approvals” and, together with the Company Approvals, the “Transaction Approvals”) and (v) any other consents, approvals or filings the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub.
Section 4.4 Non-Contravention.
The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of this Agreement and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with or result in any breach of any provision of the Constituent Documents of Parent or the articles of incorporation or bylaws of Merger Sub, (ii) assuming compliance with the matters referred to in Section 4.3, violate or conflict with or result in any breach of any provision of any applicable Law or Order, (iii) require any consent or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, except for such violations, conflicts and breaches referred to in clause (ii) and for such Liens referred to in clauses (iii) and (iv) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Affect on Parent or Merger Sub.
Section 4.5 Capitalization of Merger Sub and Parent; Interim Operations of Merger Sub and Parent.
Merger Sub was formed solely for the purposes of engaging in the transactions contemplated by this Agreement and other than in connection with the transactions contemplated hereby has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation or contemplated by this Agreement.
Section 4.6 Proxy Statement.
None of the information supplied or to be supplied by Parent or Merger Sub or any of their directors, officers, employees, Affiliates, agents or other representatives in writing specifically for inclusion or incorporation by reference in the Proxy Statement or any document required to be filed or furnished by the Company, Parent or Merger Sub or any of their respective Affiliates with or to the SEC in connection with the transactions contemplated by this Agreement, will, at the date mailed to shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
Section 4.7 Litigation.
There is no action, suit, investigation, claim, complaint, demand, subpoena, injunction, notice of violation or other proceeding pending against, or, to the Knowledge of Parent, threatened against, Parent or Merger Sub, before any Governmental Entity, or any Order to which Parent or Merger Sub is subject, that would reasonably be expected to have a Material Adverse Effect on Parent and Merger Sub.
Section 4.8 Brokers and Finders’ Fees.
There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from the Company in connection with the transactions contemplated by this Agreement.
Section 4.9 Financing; Capital Structure.
Parent and Merger Sub have available to them, all funds necessary for the payment to the Paying Agent of the aggregate amounts payable pursuant to ARTICLE II and any other amounts required to be paid by either of them in connection with the consummation of the transactions contemplated by this Agreement, including those contemplated by the Transaction Approvals, and to pay all related fees and expenses, in the case of fees and expenses as required to be paid or funded as of or prior to the Closing Date.
Section 4.10 Interested Shareholder.
At the time immediately preceding the date of this Agreement, neither Parent nor any of its Affiliates is, with respect to the Company, an “interested shareholder” as such term is defined in Section 778 of the MBCA.
Section 4.11 Ownership of Shares.
At the time immediately preceding the date of this Agreement, none of Parent, Merger Sub and their respective controlled Affiliates owns, directly or indirectly, beneficially or of record, any Shares, and none of Parent, Merger Sub and their respective controlled Affiliates holds any rights to acquire any beneficial or record ownership of the Shares.

ARTICLE V
CONDUCT OF BUSINESS BY THE COMPANY
Section 5.1 Conduct of Business by the Company Pending the Merger.
From the date of this Agreement until the Effective Time, (i) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (ii) except as set forth in Section 5.1 of the Company Disclosure Schedule, (iii) as otherwise expressly provided for in or contemplated by this Agreement, or (iv) as required by applicable Law or by a Governmental Entity, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice, including using its commercially reasonable efforts to preserve intact its business organization, and goodwill and relationships with customers, third party payors (including Governmental Entities, insurance carriers and other intermediaries), Company Producers and others having material business dealings with it and to keep available the services of its current officers and key employees. In addition to and without limiting the generality of the foregoing, (w) unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), (x)  as otherwise expressly provided for in or contemplated by this Agreement, or (y) as required by applicable Law or by a Governmental Entity, from the date hereof until the Effective Time, the Company shall not, and shall not permit any Company Subsidiary to:
(a) adopt or propose any change in its articles or certificate of incorporation, charter, bylaws, code of regulations or other comparable organizational documents;
(b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by wholly-owned Company Subsidiaries to the Company or another wholly-owned Company Subsidiary, (ii) adjust, split, combine or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any other security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any Company Subsidiary, or any other equity interests or any rights, warrants or options to acquire any such shares or interests or any other securities convertible into or exercisable for Capital Stock;
(c) issue, sell, grant, pledge, amend, grant any rights in respect of or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any other security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any Company Subsidiary, other than (i) issuances of shares of Company Common Stock upon the exercise of Options outstanding on the date hereof and in accordance with their terms in effect as of the date hereof, or (ii) issuances by a wholly-owned Company Subsidiary of capital stock to such Company Subsidiary’s parent or another wholly-owned Company Subsidiary;

(d) merge or consolidate with any other Person or acquire any material assets or make a material investment in (whether through the acquisition of stock or otherwise) any other Person, other than (i) acquisitions of inventory, equipment or software in the ordinary course of business consistent with past practice, or (ii) investment portfolio transactions in accordance with Section 6.17 hereof;
(e) sell, lease, license, subject to a Lien, other than a Permitted Lien, encumber or otherwise surrender, relinquish or dispose of any assets, property or product lines or businesses (including capital stock or other equity interests of a Company Subsidiary) except (i) pursuant to existing written contracts or commitments set forth in Section 5.1(e) of the Company Disclosure Schedule, (ii) in an amount not in excess of $250,000 individually or $1,000,000 in the aggregate, or (iii) investment portfolio transactions in accordance with Section 6.17 hereof.
(f) (i) make any loans, advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 in the aggregate during any twelve (12) month period, other than by the Company or any Company Subsidiary to or in the Company or any Company Subsidiary or investment portfolio transactions in accordance with Section 6.17 hereof, (ii) incur, guarantee or assume any indebtedness, (iii) make or commit to make any capital expenditure other than capital expenditures approved by the Board of Directors of the Company prior to the date hereof or within the Company’s capital budget for fiscal 2007 previously provided to Parent, or (iv) cancel any debts or waive any claims or rights of substantial value, except for cancellations made or waivers granted with respect to claims in the ordinary course of business consistent with past practice that, in the aggregate, are not material to the Company and the Company Subsidiaries taken as a whole;
(g) Except as may be required by applicable Law, (i) enter into, adopt or make any commitment to adopt any employee benefit plan or other arrangement that would be a Company Benefit Plan if it were in existence on the date hereof, (ii) establish, adopt, enter into or amend any collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any present or former directors, officers or employees or any of their beneficiaries, (iii) grant any equity or equity-based awards (including Shares, preferred shares or any other securities of the Company or any Company Subsidiaries or awards thereof), (iv) amend or otherwise modify benefits under any Company Benefit Plan, (iv) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan as currently in effect on the date hereof (except as expressly provided in Section 1.7 hereof), (v) fail to make any required contribution to any Company Benefit Plan, (vi) make any contribution to a Company Benefit Plan other than regularly scheduled contributions, (vii) merge or transfer any Company Benefit Plan or the assets or liabilities of any Company Benefit Plan, (viii) change the sponsor of any Company Benefit Plan, or (ix) terminate or establish any Company Benefit Plan, except to the limited extent necessary to comply with Section 409A of the Code without any material increase in liability on the part of, or cost to, the Company or any Company Subsidiary or to the extent required by an existing agreement, Company Benefit Plan or applicable Law;
(h) (i) grant any increase in the compensation, bonus or benefits of directors, officers, or employees of the Company or any Company Subsidiary, except, with respect to employees only, for increases in the ordinary course of business consistent with past practice, (ii) except as otherwise required by applicable Law and for agreements entered into in the ordinary course of business consistent with past practice (other than agreements entered into with any director or officer or any former employee of the Company or any Company Subsidiary), enter into any new employment, change of control, severance or retention agreement or amend any existing such agreement with any employee of the Company or any Company Subsidiary, (iii) forgive any loans to employees, officers or directors of the Company or any Company Subsidiary, (iv) enter into or make any loans, advances or capital contributions to or investments in officers, directors, employees, agents or consultants, or (v) terminate the employment of any officer or member of senior management other than for cause;
(i) settle or compromise any material claims or audits in an amount in excess of $500,000 individually or $1,000,000 in the aggregate (except that if a reserve has been established on the balance sheet of the Company as of December 31, 2006 for an amount less than the settlement or compromise amount, the Company may settle any such claims or audits in an amount up to $500,000 individually or $1,000,000 in the aggregate in excess of such reserve amount), or enter into any consent decree, injunction or similar restraint or form of equitable relief in settlement of any material claims or audits that would restrict in any material respect the operations of the business after the Effective Time, in each case other than with respect to insurance claims in the ordinary course of business consistent with past practice;
(j) other than in the ordinary course of business consistent with past practice, (i) modify or amend in any material respect or terminate any Material Contract, (ii) enter into any successor agreement to an expiring Material Contract that changes the terms of the expiring Material Contract in a way that is materially adverse to the Company or any Company Subsidiary, or (iii) modify, amend or enter into any new agreement that would have been considered a Material Contract if it were entered into at or prior to the date hereof;
(k) enter into or renew or extend any agreements or arrangements that limit or restrict in any material respect the Company or any Company Subsidiary or any of their respective Affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict in any material respect Parent or any of its Affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any material line of business or in any geographic area;
(l) terminate, cancel, amend or modify any insurance policies or reinsurance contracts maintained by it covering the Company or the Company Subsidiaries as insureds or reinsureds or their respective properties which is not replaced by a comparable amount of insurance or reinsurance coverage at a substantially similar cost;
(m) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;
(n) other than a renewal transaction with any reinsurer upon the expiration of any current reinsurance agreement, enter into any new reinsurance transaction as assuming or ceding insurer, which does not contain arms’-length cancellation, termination and commutation provisions; provided, however, with respect to renewal transactions with reinsurers for current reinsurance agreements, the Company shall use commercially reasonable efforts to negotiate commercially reasonable cancellation, termination and commutation provisions;

(o) alter or amend in any material respect any existing underwriting, claim handling, loss control, investment, actuarial, financial reporting or accounting practices, methods, guidelines or policies (including compliance policies), except as may be required by (or, in the reasonable good faith judgment of the Company, advisable under) GAAP, SAP or any Governmental Entity or applicable Law;
(p) incur or guarantee any indebtedness or enter into any “keep well” or other agreement to maintain the financial condition of another person or enter into any arrangement having the economic effect of any of the foregoing (including any capital leases, “synthetic” leases or conditional sale or other title retention agreements) other than (i) indebtedness incurred in connection with the refinancing of existing indebtedness either at its stated maturity or at a lower cost of funds (calculating such cost on an aggregate after-Tax basis), and (ii) indebtedness and guarantees among the Company and the Company Subsidiaries;
(q) amend or modify in any material respect any agreement with any Company Producer or enter into an agreement with a new Company Producer pursuant to which annual premiums in the first year are reasonably expected to exceed $3,000,000, or other than in the ordinary course of business consistent with past practices offer any new insurance product; or
(r) agree or commit to do any of the foregoing.
ARTICLE VI
ADDITIONAL AGREEMENTS
Section 6.1 SEC Filings.
The Company shall prepare and file a preliminary proxy statement to be used in connection with the Company Shareholders Meeting (the “Proxy Statement”) with the SEC as promptly as reasonably practicable following the date of this Agreement (with a reasonably complete first draft to be provided to Parent no later than 15 days following the date hereof). The Company shall notify Parent promptly of the receipt of any written or oral comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information with respect to the Proxy Statement and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the transactions contemplated by this Agreement. Prior to filing or mailing the Proxy Statement (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent a reasonable and timely opportunity to review and comment on the Proxy Statement or any amendment, supplement or SEC response, and shall give due consideration to inclusion in the Proxy Statement or any such amendment, supplement or SEC response the comments reasonably proposed by Parent. Any such filing, amendment, supplement or response shall be made as soon as reasonably practicable after receiving any comments from Parent. The Company and Parent shall use commercially reasonable efforts, after consultation with the other party, to resolve all SEC comments with respect to the Proxy Statement as reasonably promptly as practicable after receipt thereof. The Company shall use commercially reasonable efforts to have the Proxy Statement cleared by the

SEC as promptly as practicable after filing. The Company will advise Parent promptly after it receives notice that the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement. To the extent permitted by Law, the Company shall cause the Proxy Statement to be mailed to the Company’s shareholders as promptly as practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. If at any time prior to the Company Shareholders Meeting there shall occur any event (including discovery of any fact, circumstance or event by any party hereto) that should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and mail to its shareholders such an amendment or supplement, in each case to the extent required by applicable Law. Parent shall cooperate reasonably with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including supplying information for inclusion or incorporation by reference in the Proxy Statement in a timely manner provided the Company has given Parent reasonable advance notice thereof. Parent and Merger Sub shall, and shall cause their respective Affiliates to, file or furnish with or to the SEC any document required by the Exchange Act in connection with the transactions contemplated by this Agreement to be so filed or furnished.
Section 6.2 Company Shareholders Meeting; Board Recommendation.
As promptly as practicable after the SEC has cleared the Proxy Statement, the Company, acting through its Board of Directors, and in accordance with applicable Law and the rules and regulations of Nasdaq, shall (i) take all action required to duly call, give notice of, convene and hold a meeting of its shareholders (including any postponement or adjournment thereof) for the purpose of obtaining the Requisite Shareholder Vote (the “Company Shareholders Meeting”), including mailing the Proxy Statement as soon as reasonably practicable after such clearance and holding the Company Shareholders Meeting no later than 35 calendar days after mailing the Proxy Statement and (ii) subject to Section 6.3(c), include in the Proxy Statement the Board Recommendation. The Board of Directors of the Company shall not condition its submission of this Agreement or the Merger to the shareholders of the Company on any basis other than receipt of the Requisite Shareholder Vote. Except in accordance with Section 6.3(c), neither the Board of Directors of the Company nor any committee of the Board of Directors of the Company shall (A) withdraw (or modify or qualify in a manner adverse to Parent in any material respect), or publicly propose to withdraw the Board Recommendation (it being understood that the Board of Directors may take no position with respect to a Takeover Proposal that takes the form of a tender offer until the close of business as of the tenth Business Day after the commencement of such tender offer pursuant to Rule 14d-2 under the Exchange Act without such action being considered an adverse modification), (B) fail to include the Board Recommendation in the Proxy Statement, or (C) knowingly take any other action or knowingly make any other public statement that is knowingly inconsistent in any material respect with such Board Recommendation (any action described in these clauses (A), (B), or (C) being referred to as a “Recommendation Withdrawal”). Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1, this Agreement shall be submitted to the shareholders of the Company at the Company Shareholders Meeting for the purpose of voting on the adoption of this Agreement and the Merger and, in such case, the Board of

Directors of the Company shall comply with the further requirements of Section 703a(2)(a) of the MBCA.
Section 6.3 No Solicitation.
(a) Subject to Sections 6.3(b) and (c), until the earlier of the Effective Time or the date this Agreement is terminated pursuant to Section 8.1, the Company shall not, and shall cause the Company Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage the submission of any inquiries, proposals or offers, provide any non-public information or data or access to any Person relating to or in connection with a potential Takeover Proposal, or knowingly make any other efforts or attempts that constitute, or would reasonably be expected to lead to, any Takeover Proposal, or engage in any discussions or negotiations with respect thereto or otherwise knowingly cooperate with or knowingly assist or participate in, or knowingly facilitate any such inquiries, proposals, discussions or negotiations, (ii) approve or recommend, or publicly propose to approve or recommend to the shareholders of the Company, a Takeover Proposal, (iii) enter into any merger agreement, letter of intent or other agreement providing for or relating to a Takeover Proposal, (iv) enter into any agreement requiring the Company to abandon, terminate or fail to consummate the transactions contemplated by this Agreement, (v) waive, terminate, modify or fail to enforce any provision of any contractual “standstill” or similar obligation of any Person other than Parent or (vi) agree or publicly propose to do any of the foregoing. The Company shall immediately cease and cause to be terminated all discussions or negotiations existing as of the date of this Agreement with any Person and any other activities conducted heretofore with respect to any Takeover Proposal and, subject to the other provisions of this Section 6.3, will use its commercially reasonable efforts to enforce any confidentiality, standstill or similar agreement to which the Company or any of the Company Subsidiaries is a party, including by requesting the prompt return or destruction of all confidential information previously furnished and by using its commercially reasonable efforts to obtain injunctions or other equitable remedies to prevent or restrain any breaches of such agreements and to enforce specifically the terms and provisions thereof in a court of competent jurisdiction.
(b) Notwithstanding anything to the contrary in Section 6.3(a), if at any time prior to obtaining the Requisite Shareholder Vote, (i) the Company receives an unsolicited Takeover Proposal from any other third party, and (ii) the Board of Directors of the Company determines in good faith (after consultation with JPMorgan or another independent outside financial advisor and outside counsel) that (A) such Takeover Proposal constitutes, or could reasonably be expected to lead to, a Superior Proposal, and (B) the failure to provide non-public information concerning the Company or enter into discussions or negotiations with such third party would be inconsistent with the directors’ fiduciary duties under applicable Law, the Company may take the following actions: (x) furnish information to the Person making such Takeover Proposal (only after entering into a Qualifying Confidentiality Agreement with such Person) and any such information provided to such Person shall promptly be provided to Parent if it was not previously provided, and (y) engage or participate in any discussions or negotiations with such Person with respect to the Takeover Proposal. The Company shall promptly (and in any event within twenty-four (24) hours) advise Parent orally and in writing of the receipt of (i) the Board of Directors of the Company’s determination to take any action described in the preceding sentence, (ii) any proposal that constitutes, or could reasonably be expected to lead to, a Takeover Proposal and the material terms of such proposal, including the identity of the Person(s) making such proposal and its substance, and, if applicable, providing copies of any documents or correspondence evidencing such proposal, and (iii) any request for non-public information relating to the Company or any Company Subsidiary other than requests for information not reasonably expected to be related to a Takeover Proposal. The Company shall thereafter keep Parent reasonably informed on a reasonably current basis (and in any event within 48 hours of the occurrence of any such developments, discussions or negotiations) of the status and any material developments, discussions and negotiations concerning such Takeover Proposal (including any material change to the terms thereof).
(c) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Requisite Shareholder Vote, the Board of Directors of the Company may effect a Recommendation Withdrawal and/or terminate this Agreement pursuant to Section 8.1(d)(ii), if the Board of Directors of the Company determines in good faith (after consultation with its outside counsel) that the failure to take such action is reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. During the two days prior to a Recommendation Withdrawal based on the existence of a Superior Proposal the Company shall, and shall direct its financial and legal advisors to negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the subject Takeover Proposal ceases to be a Superior Proposal. In the event that any material revisions (or revisions that in the aggregate are material) are made to the subject Takeover Proposal, the Company shall deliver to Parent within one Business Day written notice of any such material revisions (including a detailed description thereof) and Parent shall have an additional two business days to negotiate modifications to the terms and conditions of this Agreement so that the subject Takeover Proposal again ceases to be a Superior Proposal. Whether or not Parent and the Company enter into any such negotiation, Parent’s rights under ARTICLE VIII to the Termination Fee and/or Termination Expenses shall not be affected.
(d) The Company agrees that any violations of the restrictions set forth in Section 6.3(a) by any Representative of the Company or any Company Subsidiary, shall be deemed to be a breach of Section 6.3(a) by the Company.
(e) Nothing contained in this Section 6.3 shall prohibit the Company from (i) complying with its disclosure obligations under applicable Law with regard to a Takeover Proposal, including Rule 14a-9, 14d-9 or 14e-2 promulgated under the Exchange Act, (ii) making any required disclosure to the Company’s shareholders if, after consultation with its outside counsel, the Company determines that failure to disclose such information would violate its obligations under applicable Law, or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and provided further that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company concurrently reaffirms its recommendation of the Merger.

(f) For purposes of this Agreement:
“Takeover Proposal” means any inquiry, proposal or offer from any Person or group of Persons other than Parent or its Affiliates relating to any direct or indirect acquisition or purchase of a business that constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or 15% or more of any class or series of securities of the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole), any tender offer (including self-tenders) or exchange offer that if consummated would result in any Person or group of Persons beneficially owning 15% or more of any class or series of capital stock of, or economic or voting interest in, the Company or any Company Subsidiary, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary or Subsidiaries whose business constitutes 15% or more of the net revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole);
“Superior Proposal” means a bona fide Takeover Proposal (except that references to 15% will be deemed to be references to “more than 50%”) from a third party, not solicited in violation of this Agreement, made in writing that (i) is on terms which the Board of Directors of the Company in good faith determines (after consultation with the Company’s independent legal and financial advisors, and considering the identity of the offeror, all legal, financial, regulatory and other aspects of the proposal, including the terms of any financing and the likelihood that the transaction will be consummated and such other matters as the Board of Directors of the Company deems relevant), are more favorable to its shareholders (in their capacities as shareholders), from a financial point of view, than the transactions contemplated hereby, and (ii) is in the good faith determination of the Board of Directors of the Company otherwise reasonably capable of being completed on its terms (including any terms related to financing).
Section 6.4 Access to Information.
The Company shall, and shall cause the Company Subsidiaries to, afford to the officers, directors, employees, general or limited partners (if applicable), managing members (if applicable), Affiliates, accountants, counsel, financial advisors, consultants, financing sources, and other professional advisors or representatives (collectively, “Representatives”) of Parent reasonable access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, and shall furnish, and shall cause to be furnished, as promptly as practicable to Parent (a) a copy of each material report, schedule and other document filed, furnished, or received by it during such period pursuant to the requirements of federal or state securities Laws or a Governmental Entity (other than routine filings, correspondence, reports, circulars or invoices), and (b) all information as Parent may reasonably request; provided that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with the Company and to the extent required by applicable Law, and further such access shall be subject to reasonable restrictions imposed from time to time upon advice of counsel respecting the provision of privileged communications or any applicable confidentiality agreement with any Person (provided that the Company shall use commercially reasonable efforts to obtain waivers under such agreements or implement requisite procedures to enable the provision of reasonable access without violating such agreement). The Company shall also, with respect to each fiscal month ending after the date of this Agreement, furnish to Parent any “flash” or “management reports” relating to the financial and operating performance of the Company and the Company Subsidiaries, and any unaudited monthly financial statements, in each case to the extent made available to management of the Company, promptly following their availability (it being understood and agreed that the Company shall not be required to prepare any such reports solely for the purpose of complying with the foregoing). In conducting any inspection of any properties of the Company and the Company Subsidiaries, Parent and its Representatives shall not (i) interfere with the business of the Company or any Company Subsidiary conducted at such property, or (ii) damage any property or any portion thereof. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement, provided that (x) any requirement under the Confidentiality Agreement to obtain approval for the disclosure of Evaluation Material (as defined in the Confidentiality Agreement) to potential financing sources shall be waived during the period beginning on the date of this Agreement and ending on any termination of this Agreement, (y) such Persons shall constitute “Representatives” for all purposes of the Confidentiality Agreement, and (z) such Persons shall be entitled to use Evaluation Material solely for purposes of evaluating whether to provide financing in connection with a Potential Transaction (as defined in the Confidentiality Agreement). No investigation pursuant to this Section 6.4 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.
Section 6.5 Commercially Reasonable Efforts.
(a) Subject to the other terms and conditions of this Agreement, each of the Company, Parent and Merger Sub will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement. In furtherance and not in limitation of the foregoing, each of the Company and Parent agrees to make, as promptly as practicable after the date of this Agreement and in any event within forty-five (45) calendar days of the date of this Agreement, (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act, (ii) appropriate filings required by the Transaction Approvals, and (iii) all other necessary filings with any other Governmental Entity with respect to the transactions contemplated hereby and to supply as promptly as practicable any additional information and documentary material that may be reasonably requested pursuant to such requirements and to use its commercially reasonable efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act in the most expeditious manner practicable. The Company shall not, and shall not permit any of its Subsidiaries to, take any action that is intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied.
(b) To the extent permissible under applicable Law or any rule, regulation or restriction of a Governmental Entity, each of the Company and Parent shall, in connection with the efforts referenced above to obtain all requisite material approvals, clearances and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other approval of a Governmental Entity, use its commercially reasonable efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the “DOJ”), the Federal Trade Commission (the “FTC”) or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party, or the other party’s legal counsel, to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and (iv) unless prohibited by a Governmental Entity or other Person, give the other party and its legal counsel the opportunity to attend and participate in such meetings and conferences.
(c) If any objections are asserted with respect to the transactions contemplated hereby under any applicable Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any applicable Law, each of the Company and Parent shall use its commercially reasonable efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such applicable Law, including responding to any request for information from any such Governmental Entity and complying with any requirements or conditions imposed by any such Governmental Entity so as to permit consummation of the transactions contemplated by this Agreement on the terms set forth in this Agreement.
(d) Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any approval or consent from any Person with respect to the Merger, (i) without the prior written consent of Parent, none of the Company or any Company Subsidiary shall pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or incur any material liability or other material obligation due to such Person, and (ii) neither Parent nor Merger Sub shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any material amount of cash or other consideration, make any material commitment or to incur any material liability or other material obligation; provided, however, that Parent and Merger Sub shall give the Company the opportunity to make such payments or commitment or incur such obligation, in which event the Merger Consideration shall be adjusted by the amount of any payment made or obligation incurred by the Company. Notwithstanding the foregoing, Parent shall not be required to offer, take or agree to any actions in connection with any sale, divestiture, hold separate order or disposition of any of its or its Affiliates’ or the Company’s or the Company Subsidiaries’ businesses or assets, nor shall the Company or any Company Subsidiary sell, divest or dispose of any assets or business pursuant to the obligations of this Section 6.5 without the prior consent of Parent, which consent may be withheld in Parent’s sole discretion.
Section 6.6 Employee Matters.
(a) Until the first anniversary of the Effective Time, the Surviving Corporation shall provide, or cause to be provided, for those employees of the Company and the Company Subsidiaries who continue as employees of the Company, the Company Subsidiaries or the Surviving Corporation during such period, compensation (including base salary and incentive compensation opportunities) and employee benefits that are substantially comparable in the aggregate to those provided by the Company or the applicable Company Subsidiary to such employees immediately before the date of this Agreement (but excluding for all purposes, in each case, any equity-based or long-term incentive plans or arrangements). The provisions of this Section 6.6 shall not create in any current or former employee of the Company or any Company Subsidiary any rights to employment or continued employment with Parent, the Company or any of their respective Subsidiaries or any right to any specific terms or conditions of employment. Nothing in this Section 6.6 shall be deemed to be a guarantee of employment for any current or former employee of the Company or any Company Subsidiary, or to restrict the right of Parent or the Surviving Corporation to terminate any such employee without cause.
(b) The Surviving Corporation shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Corporation that an employee of the Company or any Company Subsidiary is eligible to participate in following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such employee participated or was eligible to participate, (ii) provide each such employee with credit for any co-payments and deductible amounts paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements, and (iii) recognize service prior to the Effective Time with the Company and the Company Subsidiaries for purposes of eligibility to participate, vesting and level of benefits (but not for any other purpose, including benefit accrual purposes under any qualified or nonqualified defined benefit plan of the Parent, the Surviving Corporation or any of its subsidiaries) to the same extent such service was recognized by the Company and the Company Subsidiaries under any similar Company Benefit Plan (including vacation) in which such employee participated immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service.
(c) With respect to matters described in this Section 6.6, the Company shall consult with Parent (and consider in good faith the advice of Parent) prior to sending any material notices or other material communication materials to its employees or former employees. Prior to the Effective Time, subject to applicable Law, the Company shall provide Parent with reasonable access to such employees or former employees for purposes of Parent providing reasonable notices or other communication materials regarding Parent compensation and benefit plans and the matters described in this Section 6.6, provided that such notices or other communication materials are reasonably approved in advance by the Company.
(d) Notwithstanding the foregoing provisions of this Section 6.6, nothing contained herein, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, or (ii) shall limit the right of Parent or the Surviving Corporation or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date. Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 with respect to employees of the Company and the

Company Subsidiaries are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (x) in any other Person, including any current or former employees of the Company or any Company Subsidiary, any participant in any Company Benefit Plan, or any dependent or beneficiary thereof, or (y) to continued employment with Parent, the Surviving Corporation, or any of their respective affiliates or continued participation in any Company Benefit Plan.
Section 6.7 Expenses.
Subject to Section 8.3, whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses. As used in this Agreement, “Expenses” includes all documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) actually and reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation and filings of the Notification and Report Form required by the HSR Act, the preparation, printing, filing and mailing, as the case may be, of the Proxy Statement and any amendments or supplements thereto, and the solicitation of the Requisite Shareholder Vote and all other matters related to the transactions contemplated hereby.
Section 6.8 Transfer Taxes.
The Company and Parent shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp Taxes, and transfer, recording, registration and other fees and any similar Taxes that become payable in connection with the transactions contemplated by this Agreement, and the Company and Parent shall be liable for the payment of any such Taxes, fees and similar items.
Section 6.9 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation, to the greatest extent permitted by Law, to indemnify and hold harmless, and advance reasonable expenses as incurred to the greatest extent permitted by Law, the present and former (and any individuals who may become prior to the Effective Time) officers, and directors of the Company and the Company Subsidiaries (collectively, the “Indemnified Parties” and singularly the “Indemnified Party”) against any and all costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement actually and reasonably incurred by him or her in connection with any actual or threatened claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative regulatory or investigative, in which the Indemnified Party is or may be a defendant, and which arises out of, relates to or is in connection with any acts or omissions occurring or alleged to have occurred, prior to or at the Effective Time, and which are based on or arises out of the fact that the Indemnified Party was an officer, director or employee of the Company or one of the Company Subsidiaries, including the approval of this Agreement, the Merger or the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement, whether asserted or claimed prior to, at or after the Effective Time, provided that any such Indemnified Party provides an undertaking, to the extent permitted by the MBCA, to repay such advancement if it is ultimately determined that the Indemnified Party is not entitled to indemnification and/or advancement. Such indemnification and advancement referred to herein shall only apply in excess of any and all available insurance, including, but not limited to, directors and officers liability insurance, fiduciary liability insurance and errors and omissions insurance available to the Indemnified Party.
(b) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and the Company Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts, and containing terms, conditions, retentions and limits of liability that are not less advantageous in the aggregate than such policies with respect to coverage for liability for claims arising from facts or events that occurred on or prior to the Effective Time; provided, however, that (i) such policies may, in the Surviving Corporation’s sole discretion, be one or more “tail” policies for all or any portion of the full six-year period; and (ii) in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 250% of the current premium (on an annualized basis) paid prior to the date hereof by the Company for such insurance as specified in Section 6.9(b) of the Company Disclosure Schedule (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall maintain or procure, for such six-year period, the most advantageous policy of directors’ and officers’ insurance (including, in the reasonable judgment of the Surviving Corporation, “tail” coverage) obtainable for an annual premium equal to the Maximum Amount. Section 6.9(b) of the Company Disclosure Schedule sets forth the Company’s last annual premium paid prior to the date hereof and the current premium (on an annualized basis) paid prior to the date hereof for its officers’ and directors’ liability insurance. Parent shall have the right to arrange and place insurance using its own insurance agent in advance of the Effective Time.
(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made prior to any such transaction being consummated so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section 6.9.
(d) From and after the Effective Time, until the sixth (6th) year anniversary thereof, the Parent and the Surviving Corporation agree not to, directly or indirectly, amend, modify, limit or terminate the advancement of expenses, exculpation and indemnification provisions of the agreements listed on Section 6.9(d) of the Company Disclosure Schedule between the Company and any of the Indemnified Parties, or any such provisions contained in the Surviving Corporation’s Constituent Documents.

(e) The provisions of this Section 6.9 and the proviso to Section 1.4 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties. The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the Constituent Documents of the Company or any of the Company Subsidiaries, or under any applicable contracts, insurance policies or Laws.
Section 6.10 Public Announcements.
The Company and Parent agree that no public release or announcement concerning the transactions contemplated by this Agreement shall be issued by any party without the prior written consent of the Company and Parent (such consent not to be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by Law or the rules or regulations of any applicable United States or foreign securities exchange or Governmental Entity to which the relevant party is subject or submits, wherever situated, in which case, the party required to make the release or announcement shall give the other parties as much advance written notice as is reasonably practicable under the circumstances, to the extent legally permissible (including, without limitation, sending such disclosure in writing if reasonably practicable), to review such announcement, it being understood that the final form and content of any such release or announcement, as well as the timing of any such release or announcement, shall be at the final discretion of the disclosing party; provided, however, that the restrictions set forth in this Section 6.10 shall not apply to any release or announcement made or proposed to be made by the Company pursuant to and in accordance with Section 6.3.
Section 6.11 Notification.
(a) During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, the Company shall promptly notify Parent in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.2 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.2 has been satisfied; provided, however the subject matter of such notification may be taken into account in making any such determination. Delivery of notification pursuant to this Section 6.11(a) shall not limit or otherwise affect the remedies available to Parent or Merger Sub hereunder.
(b) During the period commencing upon the execution and delivery of this Agreement by all of the parties hereto and terminating upon the earlier to occur of the Effective Time and the termination of this Agreement pursuant to and in accordance with Section 8.1, Parent and Merger Sub shall promptly notify the Company in writing of any event, condition, fact or circumstance that would make the satisfaction of any of the conditions set forth in Section 7.1 or Section 7.3 on the Closing Date impossible or reasonably unlikely. No such notification shall be given any effect for purposes of (i) determining the accuracy of any of the representations and warranties made by Parent and Merger Sub in this Agreement, or (ii) determining whether any of the conditions set forth in Section 7.1 or Section 7.3 has been satisfied; provided, however the subject matter of such notification may be taken into account in making any such determination. Delivery of notification pursuant to this Section 6.11(b) shall not limit or otherwise affect the remedies available to the Company hereunder.
Section 6.12 State Takeover Laws.
The Board of Directors of the Company shall not rescind, repeal, alter or amend any of the actions taken with respect to the Takeover Laws as described in Section 3.2(b)(v) without the prior written consent of Parent. If any Takeover Law (or any similar takeover law) is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use commercially reasonable efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.
Section 6.13 Shareholder Litigation.
The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, in which case Parent and the Company shall use commercially reasonable efforts to enter into a mutually reasonably acceptable joint defense agreement. The Company shall not settle or offer to settle any litigation commenced prior to or after the date hereof against the Company or any of its directors or executive officers by any shareholder of the Company relating to this Agreement, the Merger, any other transaction contemplated hereby or otherwise, without the prior written consent of Parent, which consent will not be unreasonably withheld, conditioned or delayed, except as otherwise required by applicable Law.
Section 6.14 Section 16(b) of the Exchange Act.
The Company shall take all steps reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 6.15 Delisting.
Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from Nasdaq and terminate registration of the Company Common Stock under the Exchange Act; provided, that such delisting and termination shall not be effective until after the Effective Time.
Section 6.16 Filing of Tax Returns.
Parent shall have a reasonable opportunity to review any Income Tax Returns required to be filed by the Company and the Company Subsidiaries after the date of signing of this Agreement but prior to the Closing Date. The Company shall in good faith consider incorporation of any comments made by Parent on such Income Tax Returns.

Section 6.17 Liquidation of Investments.
The Company shall, on or before January 31, 2008, and shall cause each of the Company Subsidiaries to, liquidate the equity investments of the Company or any such Subsidiary; provided that the Company is able to do so without violating any Insurance Law. The parties will work together to determine mutually acceptable ongoing investment portfolio practices to be followed following the date of this Agreement and prior to Closing.
Section 6.18 Disposition of Company Investment.
Prior to Closing, the Company shall have sold to a third party the investment identified on Section 6.18 of the Company Disclosure Schedule at a value at least equal to its book value, and on an arms’ length basis.
Section 6.19 Sale of Home Pointe.
The Company shall use all of the proceeds from the sale of Home Pointe Insurance Company to pay down the amount outstanding under its Comerica Bank credit facility and shall not make any further borrowings in excess of $1,000,000 in the aggregate under such facility without the written approval of Parent.
Section 6.20 A.M. Best Rating.
The Company will, and will cause the Company Subsidiaries to, use commercially reasonable efforts to maintain their current ratings from A.M. Best. The parties shall cooperate in all reasonable respects concerning contacts and communications with A.M. Best and other ratings agencies.
Section 6.21 Contact with Producers.
From and after the date hereof, subject to any limitations imposed by law or contract, the Company shall, and the Company shall cause each of the Company Subsidiaries to, make reasonably available during normal business hours and upon reasonable notice their respective employees to assist Parent in preserving the business of the Company and the Company Subsidiaries including facilitating, and permitting Parent to participate in, meetings and conference calls among Parent, the Company, the Company’s Subsidiaries and the Company Producers, to send communications to such Company Producers, and to encourage such Company Producers to otherwise maintain their business relationships with the Company and the Company Subsidiaries following the Closing.
Section 6.22 Other Actions.
The Company, Parent and Merger Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that is intended or would reasonably be expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied.

ARTICLE VII
CONDITIONS PRECEDENT
Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger.
The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:
(a) Shareholder Approval. The Company shall have obtained the Requisite Shareholder Vote.
(b) Regulatory Approval.
          (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired; and
          (ii) The Transaction Approvals shall have been obtained or the waiting periods applicable thereto shall have terminated or expired, which approvals shall not contain any non-customary conditions, restrictions, undertakings or limitations that would adversely affect the business of the Parent or the Company or its Subsidiaries.
(c) No Injunctions or Restraints, Illegality.
No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order, judgment, decision, opinion or decree issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger; provided, however, that each of the parties shall have used their commercially reasonable efforts to prevent the entry of any such temporary restraining order, injunction or other order, including taking such action as is required to comply with Section 6.5, and to appeal as promptly as possible any injunction or other order that may be entered and no Person shall have instituted any proceeding that is pending seeking a preliminary or permanent injunction or other order to prohibit consummation of the Merger.
Section 7.2 Conditions to Obligations of Parent and Merger Sub.
The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following additional conditions:
(a) Representations and Warranties. (i) The representation and warranty of the Company set forth in Section 3.12 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representations and warranties of the Company set forth in Section 3.2, Section 3.5(a) and Section 3.24 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties of the Company set forth in Section 3.2, Section 3.5(a), Section 3.12 and Section 3.24, each of the representations and warranties of the Company set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect on the Company, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not have and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company; and (iv) Parent shall have received at the Closing a certificate of an executive officer of the Company to such effect.
(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of an executive officer of the Company to such effect.
(c) FIRPTA Certificate. The Company shall have delivered to Parent a certificate of non-foreign status, issued by the Company pursuant to Section 1.1445-2(b)(2) of the Treasury Regulations.
Section 7.3 Conditions to Obligations of the Company.
The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following additional conditions:
(a) Representations and Warranties. (i) The representation and warranty set forth in Section 4.9 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date; (ii) the representation and warranty set forth in Section 4.2 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date); (iii) except for the representations and warranties set forth in Section 4.2 and Section 4.9, each of the representations and warranties of Parent and Merger Sub set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualification or limitation as to “materiality” or Material Adverse Effect on Parent and Merger Sub, shall be true and correct, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date), except where the failure of such representations and warranties to be true and correct as so made does not and would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement; and (iv) the Company shall have received a certificate of an executive officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of an executive officer of Parent to such effect.
ARTICLE VIII
TERMINATION AND AMENDMENT
Section 8.1 Termination.
This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Requisite Shareholder Vote (with any termination by Parent also being an effective termination and abandonment by Merger Sub) as follows:
(a) by mutual written consent of Parent and the Company;
(b) by either Parent or the Company, if:
          (i) the Merger shall not have been consummated on or before July 31, 2008 (the “Outside Date”); except that if the only reason for not consummating by July 31, 2008 is the non-expiration of the waiting period under the HSR Act (or any extension thereof), then the Outside Date shall be extended to October 1, 2008; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose material breach of this Agreement primarily contributes to the failure of the Merger to be consummated by the Outside Date;
          (ii) any Governmental Entity of competent jurisdiction issues an order, judgment, decision, opinion, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decision, opinion, decree or ruling or other action shall have become final and non-appealable; or
          (iii) the Requisite Shareholder Vote shall not have been obtained at the Company Shareholders Meeting.
(c) by Parent:
          (i) provided Parent is not then in material breach of its obligations under this Agreement, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by the Company prior to the earlier of (x) the Outside Date, and (y) thirty (30) days following written notice to the Company by Parent or Merger Sub of such breach, and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b);
          (ii) if the Board of Directors of the Company or any committee thereof shall have (A) failed to recommend approval of this Agreement or the Merger to the shareholders of the

Company or effected a Recommendation Withdrawal (or shall have disclosed its intention to make a Recommendation Withdrawal), (B) recommended to the shareholders of the Company a Takeover Proposal, (C) determined that any Takeover Proposal is a Superior Proposal, or (D) failed to have called, given notice of, convened and held a Company Shareholders Meeting and to have taken a vote of shareholders to approve this Agreement and the Merger in breach in any material respect of its obligations under this Agreement to do so;
          (iii) if the Company shall have breached its obligations under Section 6.3(a); or
          (iv) if a tender offer or exchange offer for 15% or more of the outstanding shares of capital stock of the Company is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the shareholders of the Company tender their shares in such tender offer or exchange offer or fails to recommend against acceptance of such tender offer or exchange offer by the Company’s shareholders within ten (10) Business Days after such commencement (including by taking no position with respect to the acceptance of such tender offer or exchange offer by the Company’s shareholders).
(d) by the Company:
          (i) provided the Company is not then in material breach of its obligations under this Agreement, if Parent shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) has not been cured or is incapable of being cured by Parent prior to the earlier of (x) the Outside Date, and (y) thirty (30) days following written notice to Parent by the Company of such breach, and (B) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b).
          (ii) only prior to obtaining the Requisite Shareholder Approval, in order to enter into a definitive agreement relating to a Superior Proposal if: (x) in light of such Superior Proposal, the Company shall have determined in good faith by resolution duly adopted after consultation with outside counsel that the failure by the Company Board to effect a change of Board recommendation would violate their fiduciary duties to the shareholders of the Company under applicable Law; (y) taking into account any revised proposal made by Parent following receipt of the notice referred to in Section 6.3(b), such Superior Proposal remains a Superior Proposal and (z) the Company has complied with its obligations under this Agreement.
Section 8.2 Effect of Termination.
In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties hereunder shall terminate and there shall be no liability on the part of any party hereto with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.24, Section 4.8, this ARTICLE VIII and ARTICLE IX, each of which shall remain in full force and effect; provided, however, that nothing herein shall relieve the Company, Parent or Merger Sub from liabilities for damages incurred or suffered by Parent, Merger Sub or the Company, as the case may be, as a result of any fraud or intentional breach of any of their respective representations, warranties, covenants or other agreements set forth in this Agreement, subject to Section 8.3(e).

Section 8.3 Fees and Expenses.
(a) In the event that this Agreement is terminated by: (i) Parent pursuant to Section 8.1(c)(ii), Section 8.1(c)(iii) or Section 8.1(c)(iv); (ii) the Company pursuant to Section 8.1(d)(ii); or (iii) by Parent or the Company pursuant to Section 8.1(b)(i) or Section 8.1(b)(iii), provided that on or before the date of such termination, a Takeover Proposal shall have been publicly announced, disclosed or otherwise communicated to the Board of Directors of the Company; then the Company shall pay the Termination Fee as directed in writing by Parent promptly (but in any event within two (2) Business Days) following termination of this Agreement. “Termination Fee” shall mean 3.0% of the aggregate Merger Consideration.
(b) If any Shares held by either (I) the Chief Executive Officer of the Company, (II) the Chief Operating Officer of the Company, or (III) the Chief Financial Officer of the Company as of the date of this Agreement, or any shares of Company Common Stock acquired by any such officer after the date hereof (regardless of the manner in which they are acquired) and prior to the time of the taking of a vote to adopt and approve this Agreement and the Merger (a “Shareholder Vote”), are not voted in favor of the adoption and approval of this Agreement and the Merger (whether such shares (i) are voted against such adoption and approval, (ii) abstain from voting or (iii) are not voted) at the Company Shareholder’s Meeting (or any adjournment thereof) at which a Shareholder Vote is taken, and the Requisite Shareholder Vote is not obtained, then the Company shall pay the Termination Fee as directed in writing by Parent promptly (but in any event within two (2) Business Days) following termination of this Agreement.
(c) In the event that this Agreement is terminated by (i) Parent for any reason permitted under this Agreement other than (x) pursuant to Section 8.1(a), or (y) pursuant to Section 8.1(b)(i) (unless the reason for such termination is the failure to have occurred a vote of the shareholders of the Company with respect to the approval of this Agreement at the Company Shareholders Meeting) or (z) the failure to obtain Transaction Approvals; unless the reason for any such termination pursuant to clause (y) or (z) is a breach of this Agreement by the Company, or (ii) the Company pursuant to Section 8.1(b)(iii) or Section 8.1(d)(ii); then, in addition to any Termination Fee due, the Company shall pay promptly (but in any event within two (2) Business Days) following receipt of an invoice therefor the Termination Expenses as directed by Parent in writing. As used herein, “Termination Expenses” means Parent’s reasonable and properly documented out-of-pocket expenses incurred in connection with this Agreement and the transactions contemplated hereby (including attorneys’ fees and expenses, accountants’ fees and expenses and investment bankers’ expenses (but not investment bankers’ fees)), but not to exceed $750,000.
(d) Any amount that becomes payable by the Company pursuant to Section 8.3(a) or Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent. The parties hereto agree and understand that in no event shall the Company be required to pay the Termination Fee and Termination Expenses on more than one occasion. The parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that without these agreements Parent would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to in Section 8.3(a), Section 8.3(b) and/or Section 8.3(c), as the case may be, and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for any of the amounts set forth in Section 8.3(a), Section 8.3(b) and/or Section 8.3(c), as the case may be, then: (i) the Company shall pay to Parent its costs and expenses (including attorneys’ fees) in connection with such suit, and (ii) interest shall accrue on any amounts due, from and after the date such amount is due until paid in full at an annual rate equal to the prime rate prevailing during such period as published in The Wall Street Journal, calculated on a daily basis, but not in excess of the maximum rate permitted by Law.
(e) Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to pay the Termination Fee or the Termination Expenses if immediately prior to the termination of this Agreement Parent was in material breach of its obligations under this Agreement. In addition, the parties hereby acknowledge that in the event the Termination Fee or the Termination Expenses become payable and are paid by the Company pursuant to this Section 8.3 (except in the case of any fraud or intentional breach or breach of the representations set forth in Section 3.24, Section 4.8 or the covenants set forth in Section 6.4), the receipt of such amount shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.
Section 8.4 Procedure for Termination.
A termination of this Agreement and or abandonment of the transactions contemplated hereby pursuant to Section 8.1 shall, in order to be effective, require in the case of each of Parent and Merger Sub, action by its Board of Directors or, to the extent permitted by Law, the duly authorized designee of its Board of Directors, and in the case of the Company, to the extent permitted by Law, action by the Board of Directors of the Company. Termination of this Agreement prior to the Effective Time shall not require the approval of the shareholders of the Company.
ARTICLE IX
GENERAL PROVISIONS
Section 9.1 Non-Survival of Representations, Warranties and Agreements.
None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE IX.
Section 9.2 Notices.
All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent or Merger Sub, to:
QBE Holdings, Inc.
Wall Street Plaza
88 Pine Street
New York, NY 10015
Attention: Peter Maloney
Telephone: 212-894-7599
Fax: 212-422-1313
with a copy to (which shall not constitute notice):
Edwards Angell Palmer & Dodge LLP
90 State House Square
Hartford, CT 06103
Attention: Alan J. Levin, Esquire
Telephone: 860-541-7747
Fax: 860-527-4198
If to the Company, to:
North Pointe Holdings Corporation
28819 Franklin Road
P.O. Box 2223
Southfield, MI 48034
Attention: Chief Executive Officer
Telephone: 248-358-1171
Fax: 248-359-5780
if prior to the Effective Time, with a copy to (which shall not constitute notice):
Honigman Miller Schwartz and Cohn LLP
2290 First National Building
660 Woodward Avenue
Detroit, Michigan 48226
Attention: Donald J. Kunz, Esq.
Telephone: 313-465-7454
Fax: 313-465-7455

Section 9.3 Interpretation.
(a) When a reference is made in this Agreement to a section or schedule, such reference shall be to a section of or schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America. Whenever the last day permitted for any action under this Agreement falls on a day other than a Business Day, the performing party shall be permitted to undertake such action on the next Business Day. No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of any such agreement.
(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
Section 9.4 Counterparts; Effectiveness.
This Agreement may be executed in two or more counterparts, including by facsimile, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party hereto has received counterparts thereof signed and delivered (by telecopy or otherwise) by all of the other parties hereto.
Section 9.5 Entire Agreement; No Third Party Beneficiaries.
(a) This Agreement, the Company Disclosure Schedule, the Parent Disclosure Schedule, Exhibit 1.9 hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto and thereto with respect to the subject matter hereof and thereof.
(b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except, solely from and after the Effective Time (i) as provided in Section 6.9, (ii) for the right of the Company’s shareholders to receive the Merger Consideration pursuant to Section 1.6(b), and (iii) for the right of the Option holders to receive the consideration to which they are entitled pursuant to Section 1.7, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a party to this Agreement any rights, benefits or remedies of any nature whatsoever. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 9.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the Knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 9.6 Severability.
If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
Section 9.7 Assignment.
Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void, except that (i) Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any wholly-owned Subsidiary of Parent without the consent of the Company in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other Subsidiary as of the date of such designation, and (ii) Parent may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any Affiliate of Parent without the consent of the Company, but no such assignment shall relieve Parent of any of its obligations under this Agreement, in which event all references herein to Parent shall be deemed references to such Affiliate of Parent, except that all representations and warranties made herein with respect to Parent as of the date of this Agreement shall be deemed representations and warranties made with respect to such Affiliate of Parent as of the date of such designation; provided that any such assignment by Parent or Merger Sub (or any subsequent assignee) shall not prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the shareholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void ab initio.
Section 9.8 Amendment.
This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after the Requisite Shareholder Vote is obtained, but after such approval no amendment shall be made which by Law or in accordance with the rules of any relevant stock exchange requires further approval by the Company’s shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.
Section 9.9 Extension; Waiver.
At any time prior to the Effective Time, whether before or after the Requisite Shareholder Vote, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
Section 9.10 Governing Law And Venue; Waiver Of Jury Trial.
(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Michigan, without regard to the conflict of laws provisions thereof.
(b) In any action or proceeding between or among any of the parties arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, each of the parties hereto: (i) irrevocably and unconditionally consents and submits, for itself and its property, to the exclusive jurisdiction and venue of the Courts of the State of Michigan in the County of Oakland (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in the Eastern District of Michigan); (ii) agrees that all claims in respect of such action or proceeding must be commenced, and may be heard and determined, exclusively in the Courts of the State of Michigan in the County of Oakland (or, if applicable, in the Federal court of the United States of America, sitting in the Eastern District of Michigan); (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the Courts of the State of Michigan in the County of Oakland (and, if applicable, the Federal court of the United States of America, sitting in the Eastern District of Michigan); and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the Courts of the State of Michigan in the County of Oakland (or, if applicable, in the Federal court of the United States of America, sitting in the Eastern District of Michigan). Each of the parties hereto agrees that a final judgment in any such action or proceeding may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.
(c) EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
Section 9.11 Enforcement.
The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the Company or any Company Subsidiary were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that prior to the termination of this Agreement in compliance with ARTICLE VIII, Parent and Merger Sub shall be entitled as a matter of right, and without posting or depositing any bond, collateral or surety, to an injunction or injunctions to prevent breaches by the Company of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity, which other remedy is subject to Section 8.3(e), exclusively in the Courts of the State of Michigan in the County of Oakland (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal court of the United States of America, sitting in the Eastern District of Michigan), and any state appellate court therefrom within the State of Michigan (or, in the case of any claim as to which the federal courts have exclusive subject matter jurisdiction, the Federal appellate court of the United States sitting in Michigan or Cincinnati, Ohio). Solely for purposes of specific enforcement under this Section 9.11, the limitations on liability set forth in Section 8.3(e) of this Agreement were not intended to serve as a measure of actual damage suffered hereunder. The parties acknowledge and agree that neither the Company nor any Company Subsidiary nor any other Person (other than the Parent and the Merger Sub) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement other than the confidentiality provisions of Section 6.4.
Section 9.12 Definitions.
As used in this Agreement:
An “Affiliate” of any Person means another Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.
“Beneficially Own” has the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.
“Board of Directors” means the Board of Directors of any specified Person.
“Board Recommendation” has the meaning set forth in Section 3.2(b).
“Book-Entry Shares” has the meaning set forth in Section 2.1(b).
“Business Day” means any day on which banks are not required or authorized to close in the City of New York.
“Capital City” has the meaning set forth in Section 3.27.
“Capital City Stock Purchase Agreement” has the meaning set forth in Section 3.27.
“Certificate” has the meaning set forth in Section 2.1(b).
“Certificate of Merger” has the meaning set forth in Section 1.2.
“Closing” has the meaning set forth in Section 1.2.
“Closing Date” has the meaning set forth in Section 1.2.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Company” has the meaning set forth in the preamble hereto.
“Company Approvals” has the meaning set forth in Section 3.3.
“Company Benefit Plans” means each written or oral employee benefit plan, scheme, program, policy, arrangement and contract (including any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement, and any collective bargaining, employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract) under which any current or former officer, employee or director of the Company or any Company Subsidiary has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any Company Subsidiary or which the Company or any Company Subsidiary has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any Company Subsidiary could incur any direct or indirect liability under the Code or ERISA or any similar non-United States Law, whether contingent or otherwise.
“Company Common Stock” has the meaning set forth in Section 1.6(b).
“Company Disclosure Schedule” has the meaning set forth in ARTICLE III.

“Company Financial Advisor” means J.P. Morgan Securities Inc.
“Company Incentive Plans” means the Company’s Equity Incentive Plan, adopted by the Company on June 10, 2005.
“Company Permits” has the meaning set forth in Section 3.1.
“Company Preferred Stock” has the meaning set forth in Section 3.5(a).
“Company Producers” means agents, brokers, general agents, managing general agents, reinsurance intermediaries and insurance producers that sell, market, solicit or underwrite the insurance policies, and riders thereto, of the Company.
“Company Reinsurance Agreements” has the meaning set forth in Section 3.15(a).
“Company SAP Statements” has the meaning set forth in Section 3.10.
“Company SEC Documents” has the meaning set forth in Section 3.8(a).
“Company Securities” has the meaning set forth in Section 3.5(b).
“Company Shareholders Meeting” has the meaning set forth in Section 6.2.
“Company Subsidiary” means any Subsidiary of the Company.
“Company Subsidiary Securities” has the meaning set forth in Section 3.6(b).
“Confidentiality Agreement” means that certain confidentiality agreement entered into between the Company and Parent, dated as of October 1, 2007.
“Constituent Documents” means, with respect to any entity, the articles or certificate of incorporation, bylaws or code of regulations of such entity, or any similar charter or other governing documents of such entity.
“DOJ” has the meaning set forth in Section 6.5(b).
“DOL” has the meaning set forth in Section 3.19(a).
“Effective Time” has the meaning set forth in Section 1.2.
“Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset, other than Permitted Liens.
“Environmental Law” means any applicable federal, state or local law, treaty, statute, rule, regulation, order, ordinance, decree, injunction, judgment, or any other requirement of law (including common law) regulating or relating to the protection of human health and safety from exposure to Hazardous Substances, natural resources or the environment, including laws relating to wetlands, pollution, contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release or threatened Release of Hazardous Substances.
“Environmental Permits” means, with respect to any Person, all permits, licenses, franchises, certificates, approvals and other similar authorizations of Governmental Entities relating to or required by Environmental Laws and affecting, or relating to, the business of such Person or any of such Person’s Subsidiaries, as currently conducted.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expenses” has the meaning set forth in Section 6.7.
“External Actuaries” has the meaning set forth in Section 3.10(b).
“FTC” has the meaning set forth in Section 6.5(b).
“GAAP” means United States generally accepted accounting principles.
“Governmental Entity” means any nation or government, any state, agency, stock exchange, commission, or other political subdivision thereof, any insurance regulatory authority, or any entity (including a court) of competent jurisdiction exercising executive, legislative, judicial or administration functions of the government.
“Hazardous Substances” means any substance or material that: (i) is or contains asbestos, urea formaldehyde insulation or polychlorinated biphenyls, or is petroleum or petroleum products, oil or petroleum wastes, radon gas or microbial contamination, (ii) requires investigation or remedial action pursuant to any Environmental Law, or is defined, listed or identified as a “hazardous waste,” “hazardous substance,” or “toxic substance”, or (iii) is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous and is regulated under any Environmental Law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Income Tax” means any federal, state, local or foreign income or premium tax measured by or imposed upon net income or premiums.
“Income Tax Return” means any Tax Return relating to Income Taxes.
“Indemnified Parties” and “Indemnified Party” have the meanings set forth in Section 6.9(a).
“Insurance Laws” has the meaning set forth in Section 3.3.

“Intellectual Property” means all trademarks, service marks, trade names, trade dress, including all goodwill associated with the foregoing, domain names, copyrights, software and computer programs, mask works and other semiconductor chip rights, and similar rights, and registrations and applications to register or renew the registration of any of the foregoing, patents and patent applications and rights, trade secrets and all similar intellectual property rights.
“IRS” means the Internal Revenue Service.
“Knowledge” means (i) with respect to Parent, the actual knowledge of the individuals named on Section 9.12 of the Parent Disclosure Schedule after reasonable inquiry and (ii) with respect to the Company, the actual knowledge of the individuals named on Section 9.12 of the Company Disclosure Schedule after reasonable inquiry.
“Law” means rule, regulation, statute, Insurance Law, order, ordinance, guideline, code or other legally enforceable requirement, including common law, state and federal laws or securities laws and laws of foreign jurisdictions.
“Leased Real Property” has the meaning set forth in Section 3.16.
“Liens” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other), other charge or security interest.
“Material Adverse Effect” means, (i) as to the Company, any event, change, circumstance or effect that, individually or in the aggregate, is materially adverse to the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, provided, however, that none of the following shall be considered in determining whether a Material Adverse Effect on the Company has occurred or would reasonably be expected to occur: (A) changes or fluctuations in the economy or financial markets generally in the United States or changes or fluctuations that are the result of acts of war, armed hostilities or terrorism except to the extent such changes negatively affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to comparable participants in the Company’s and the Company Subsidiaries’ industry who operate in the same geographic areas as the Company and the Company Subsidiaries operate; (B) changes that are the result of factors generally affecting the property-casualty insurance and/or workers compensation industry and the geographic areas in which the Company and the Company Subsidiaries operate, including weather and regulatory changes, except to the extent such changes negatively affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to comparable participants in the Company’s and the Company Subsidiaries’ industry who operate in the same geographic areas as the Company and the Company Subsidiaries operate; (C)  changes in GAAP, the rules or policies of the Public Company Accounting Oversight Board, SAP in any state where the Company Subsidiaries operate, or any applicable Law or interpretation or application of any of the foregoing after the date of this Agreement, except to the extent such changes negatively affect the Company and the Company Subsidiaries in a materially disproportionate manner as compared to comparable participants in the Company’s and the Company Subsidiaries’ industry who operate in the same geographic areas as the Company and the Company Subsidiaries operate; (D) the suspension of trading in securities Nasdaq or a decline in the price, or a decline or increase in the trading volume, of the Company

Common Stock on Nasdaq (it being agreed that the facts and circumstances giving rise to such declines or increases may be taken into account in determining whether there has been a Material Adverse Effect); (E) the entry into or announcement of the execution of this Agreement and consummation of the transactions contemplated hereby or the taking of any action outside of the ordinary course of business that is expressly required by this Agreement or that is taken at the express direction of Parent; (F) any failure by the Company to meet any estimates or projections of revenues or earnings for any period ending on or after the date of this Agreement and prior to the Closing (it being agreed that the facts and circumstances giving rise to such failures may be taken into account in determining whether there has been a Material Adverse Effect); (G)(I) any change or announcement of a potential change in the credit rating or A.M. Best rating of the Company or any of the Company Subsidiaries or any of their businesses or securities (it being agreed that the facts and circumstances giving rise to any such changes or potential changes may be taken into account in determining whether there has been a Material Adverse Effect); or (II) any failure of any Affiliate of Parent or Merger Sub to obtain a specified credit rating or A.M. Best rating in connection with the transactions contemplated by this Agreement; or (H) any actions taken, or the failure to take any action, which Parent has requested in writing; and (ii) as to Parent and Merger Sub, taken as a whole, any event, change, circumstance or effect that, individually or in the aggregate would reasonably be expected to prevent, materially delay or materially impact the consummation of the transactions contemplated by this Agreement.
“Material Contracts” has the meaning set forth in Section 3.23.
“MBCA” has the meaning set forth in the recitals.
“Merger” has the meaning set forth in the recitals hereto.
“Merger Consideration” has the meaning set forth in Section 1.6(b).
“Merger Sub” has the meaning set forth in the preamble hereto.
“Nasdaq” means The NASDAQ National Market.
“Note” means any outstanding promissory note executed in favor of the Company by an employee of the Company or any Company Subsidiary.
“Option” means the right to receive shares of Company Common Stock pursuant to the exercise of any stock options granted pursuant to the Company Incentive Plans.
“Order” means any order, writ, injunction, judgment, decree, ruling, award or settlement issued by a Governmental Entity, whether civil, criminal or administrative, applicable to the Company or any Company Subsidiary.
“Other Party” means, with respect to the Company, Parent, and means, with respect to Parent, the Company, unless the context otherwise requires.
“Outside Date” has the meaning set forth in Section 8.1(b)(i).
“Owned Real Property” has the meaning set forth in Section 3.16.

“Parent” has the meaning set forth in the preamble hereto.
“Parent Approvals” has the meaning set forth in Section 4.3.
“Parent Disclosure Schedule” has the meaning set forth in ARTICLE IV.
“Paying Agent” has the meaning set forth in Section 2.1(a).
“Permitted Liens” means (i) any liens for taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith and for which adequate reserves have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) Encumbrances or Liens that do not, individually or in the aggregate, materially impair the continued use, operation or value of the property to which they relate or the conduct of the business of the Company and the Company Subsidiaries as presently conducted and (v) immaterial easements, rights of way or other similar matters or restrictions or exclusions which would be shown by a current title report or other similar report.
“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, or other entity or group (as defined in the Exchange Act).
“Proxy Statement” has the meaning set forth in Section 6.1.
“Qualifying Confidentiality Agreement” means an executed agreement with provisions requiring any Person receiving nonpublic information with respect to the Company to keep such information confidential, and to comply with a standstill provision, each of which provisions shall be no less restrictive in the aggregate to such Person than the provisions of the Confidentiality Agreement are to Parent, its Affiliates, and their respective personnel and Representatives; provided, that no such executed agreement shall prohibit or restrict any third party from submitting, amending, discussing, negotiating, entering into and consummating a Takeover Proposal with the Company or any of its advisors.
“Recommendation Withdrawal” has the meaning set forth in Section 6.2.
“Registered Intellectual Property” has the meaning set forth in Section 3.22(b).
“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, or emptying into the indoor or outdoor environment.
“Representatives” has the meaning set forth in Section 6.4.
“Requisite Shareholder Vote” has the meaning set forth in Section 3.2(a).
“Restricted Shares” has the meaning set forth in Section 1.7.
“SAP” means statutory accounting principles prescribed or permitted by the applicable insurance Company Subsidiary’s domiciliary state regulator as in effect as of the date hereof.

“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Share” has the meaning set forth in Section 1.6(b).
“SOX” means the Sarbanes-Oxley Act of 2002.
“Subsidiary” when used with respect to any party, means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (ii) a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.
“Superior Proposal” has the meaning set forth in Section 6.3(f).
“Surviving Corporation” has the meaning set forth in Section 1.1.
“Takeover Laws” has the meaning set forth in Section 3.2(b).
“Takeover Proposal” has the meaning set forth in Section 6.3(f).
“Tax” (and with the correlative meaning “Taxes”) means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with any interest and any penalties thereon.
“Tax Return” means any declaration, statement, report, return, information return or claim for refund relating to Taxes (including information required to be supplied to a Governmental Entity in respect of such report or return), including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any Company Subsidiary.
“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
“Termination Expenses” has the meaning set forth in Section 8.3(a).

“Termination Fee” has the meaning set forth in Section 8.3(a).
“Transaction Approvals” has the meaning set forth in Section 4.3.
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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

QBE HOLDINGS, INC.
By:	/s/ TIMOTHY M. KENNY
	Name:	Timothy M Kenny
	Title:	Chief Executive Officer

NOBLE ACQUISITION CORPORATION
By:	/s/ TIMOTHY M. KENNY
	Name:	Timothy M Kenny
	Title:	Chief Executive Officer

NORTH POINTE HOLDINGS CORPORATION
By:	/s/ B. MATTHEW PETCOFF
	Name:	B. Matthew Petcoff
	Title:	Executive Vice President/Chief Operating Officer